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                                                                     EXHIBIT D

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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                          CAI WIRELESS SYSTEMS, INC.,

                               MCI WORLDCOM, INC.

                                      AND

                      CARDINAL ACQUISITION SUBSIDIARY INC.








                                  Dated as of

                                 April 26, 1999







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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - TERMS OF THE MERGER...............................................1

      1.1  The Merger.........................................................1
      1.2 Effective Time......................................................2
      1.3 Merger Consideration................................................2
      1.4 Shareholders' Rights upon Merger....................................2
      1.5 Dissenting Shares...................................................3
      1.6 Surrender and Exchange of Shares....................................3
      1.7 Options and Warrants................................................5
      1.8 Certificate of Incorporation........................................5
      1.9 By-Laws.............................................................6
      1.10 Other Effects of Merger............................................6
      1.11 Additional Actions.................................................6

ARTICLE II - REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TARGET......6

      2.1 Organization and Good Standing......................................6
      2.2 Capitalization......................................................7
      2.3 Subsidiaries........................................................8
      2.4 Authorization; Binding Agreement....................................8
      2.5 Governmental Approvals.............................................10
      2.6 No Violations......................................................10
      2.7 Securities Filings and Litigation..................................11
      2.8 Target Financial Statements........................................12
      2.9 Absence of Certain Changes or Events...............................13
      2.10 Compliance with Laws..............................................14
      2.11 Permits, FCC Licenses; Channel Leases; System Agreements; and the
           Systems; Interference; Households.................................14
      2.12 Finders and Investment Bankers....................................20
      2.13 Contracts.........................................................20
      2.14 Employee Benefit Plans............................................21
      2.15 Taxes and Tax Returns.............................................23
      2.16 Liabilities.......................................................25
      2.17 Environmental Matters.............................................25
      2.18 Intellectual Property.............................................26
      2.19 Real Estate.......................................................27
      2.20 Corporate Records.................................................27
      2.21 Title to and Condition of Personal Property.......................28
      2.22 No Adverse Actions................................................28
      2.23 Labor Matters.....................................................28
      2.24 Change of Control Agreements......................................29
      2.25 Insurance.........................................................29
      2.26 Information Supplied..............................................29


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
      2.27 Takeover Statutes.................................................30
      2.28 Target Rights Plan................................................30
      2.29 Year 2000.........................................................30
      2.30 Target Options....................................................31
      2.31 Transactions with Affiliates......................................31
      2.32 No Existing Discussions...........................................32
      2.33 TelQuest..........................................................32
      2.34 Disclosure........................................................33

ARTICLE III - REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF ACQUIROR..33

      3.1 Organization and Good Standing.....................................33
      3.2 Authorization; Binding Agreement...................................34
      3.3 Governmental Approvals.............................................34
      3.4 No Violations......................................................34
      3.5 Finders and Investment Bankers.....................................35
      3.6 Information Supplied...............................................35
      3.7 Acquiror Ownership.................................................35

ARTICLE IV - ADDITIONAL COVENANTS OF TARGET..................................36

      4.1 Conduct of Business of Target and Target Subsidiaries..............36
      4.2 Notification of Certain Matters....................................40
      4.3 Access and Information.............................................40
      4.4 Shareholder Approval; Proxy Statement; Shareholder Lists...........41
      4.5 Reasonable Business Efforts........................................42
      4.6 Public Announcements...............................................42
      4.7 Compliance.........................................................43
      4.8 Benefit Plans......................................................43
      4.9 No Solicitation of Takeover Proposal...............................43
      4.10 Securities and Shareholder Materials..............................44
      4.11 Resignations......................................................44
      4.12 Noncompete and Confidentiality Agreements; Consulting Agreement...45
      4.13 Comfort Letters...................................................45
      4.14 Takeover Statutes.................................................45
      4.15 Year 2000 Plan....................................................45
      4.16 Purchase of Target Common Stock...................................45
      4.17 Conversion of Options.............................................46

ARTICLE V - ADDITIONAL COVENANTS OF ACQUIROR.................................46

      5.1 Public Announcements...............................................46
      5.2 Compliance.........................................................46
      5.3 Proxy Statement....................................................46
      5.4 Target Senior Secured Credit Facility..............................47
      5.5 CS Borrowing.......................................................47
      5.6 Indemnification and Insurance......................................47


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

ARTICLE VI - CONDITIONS......................................................48

      6.1 Conditions to Each Party's Obligations.............................48
         6.1.1 Shareholder Approval..........................................48
         6.1.2 No Injunction or Action.......................................49
         6.1.3 HSR Act.......................................................49
         6.1.4 Opinion of Financial Advisor..................................49
         6.1.5 Governmental Approvals........................................49
      6.2 Conditions to Obligations of Target................................50
         6.2.1 Acquiror Representations and Warranties.......................50
         6.2.2 Performance by Acquiror.......................................50
         6.2.3 Certificate...................................................50
      6.3 Conditions to Obligations of Acquiror..............................50
         6.3.1 Target Representations and Warranties.........................50
         6.3.2 Performance by Target.........................................51
         6.3.3 No Material Adverse Change....................................51
         6.3.4 No Pending Action.............................................51
         6.3.5 Dissenting Shares.............................................52
         6.3.6 Required Consents.............................................52
         6.3.7 Certificates and Other Deliveries.............................52
         6.3.8 Opinion of Target Counsel.....................................53
         6.3.9 Comfort Letters...............................................53

ARTICLE VII - TERMINATION AND ABANDONMENT....................................53
      7.1 Termination........................................................53
      7.2 Termination Fees and Rights........................................54
      7.3 Procedure Upon Termination.........................................55

ARTICLE VIII - MISCELLANEOUS.................................................55

      8.1 Confidentiality....................................................55
      8.2 Amendment and Modification.........................................56
      8.3 Waiver of Compliance; Consents.....................................56
      8.4 Survival of Representations and Warranties.........................56
      8.5 Notices............................................................56
      8.6 Binding Effect; Assignment.........................................57
      8.7 Expenses...........................................................58
      8.8 Governing Law......................................................59
      8.9 Counterparts.......................................................58
      8.10 Interpretation....................................................58
      8.11 Entire Agreement..................................................58
      8.12 Severability......................................................58
      8.13 Specific Performance..............................................59
      8.14 Third Parties.....................................................59
      8.15 Schedules.........................................................59
      8.16 Control...........................................................59


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                               LIST OF SCHEDULES*


             SCHEDULE                        DESCRIPTION
             --------                        -----------
2.2(a)                         Rights, Subscriptions, Warrants, Options, etc., with Respect to Stock
2.2(b)                         Restrictions with Respect to Stock
2.3(a)                         Target Ownership Interests
2.3(b)                         Claims as to Capital Stock and Other Interests Held
2.3(c)                         Rights with respect to Target Subsidiary Securities
2.3(d)                         CS Limitations
2.5                            Regulatory Consents
2.6                            Target Required Approvals
2.7                            Target Litigation
2.9                            Target Subsequent Events
2.10                           Compliance with Laws
2.11(a)                        Target Markets
2.11(b)                        Target Channel Leases
2.11(c)                        Target FCC Licenses
2.11(d)                        Target Systems Status
2.11(f)                        Target Systems
2.11(g)                        Target Systems Licenses, Permits
2.11(h)                        Target Systems Electrical Interference
2.11(i)                        Target Collocation and Other Applications
2.11(j)                        Target Fees
2.11(k)                        Target Total Households
2.11(l)                        Target License Judgments, Orders, Complaints & Proceedings
2.11(m)                        Target Regulatory Reports
2.13                           Target Material Contracts
2.14                           Target Employee Benefit Plans
2.15                           Target Tax Matters
2.16                           Target Liabilities
2.17                           Target Environmental Matters
2.18(a)(1)                     Target Intellectual Property
2.18(a)(2)                     Target Intellectual Property Exceptions
2.19(b)                        Target Leased Real Property
2.20                           Target Records Off Premises
2.22                           Target Adverse Actions
2.23                           Target Labor Matters
2.24                           Target Change In Control Agreements
2.31                           Target Affiliate Transactions

*The reporting person undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                                      iv

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
2.33(a)(1)                     TelQuest Capitalization
2.33(a)(2)                     TelQuest Capitalization Exceptions
2.33(b)                        TelQuest Subsidiaries
2.33(d)                        TelQuest Investment Exceptions
4.12(a)                        Form of Noncompete and Confidentiality Agreement
4.12(b)                        Designated Persons for Noncompete and Confidentiality Agreement
6.3.8                          Opinion of Counsel to Acquiror


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                           GLOSSARY OF DEFINED TERMS

Term                                                                 Page Where
----                                                                  Defined
                                                                     ----------
Acquiror.....................................................................1
Acquiror Ancillary Agreements...............................................34
Acquiror Material Adverse Effect............................................34
Acquiror Material Contract .................................................35
Acquiror Modified Representation............................................51
Acquiror Nonmodified Representation.........................................51
Acquisition Subsidiary.......................................................1
affiliate...................................................................59
Agreement....................................................................1
Alternative Use.............................................................19
Alternative Use Application.................................................19
associate...................................................................59
Benefit Plan................................................................22
Booster Application.........................................................19
Booster License.............................................................19
BTA.........................................................................19
BTA Authorization...........................................................19
Certificate of Merger........................................................1
Certificates.................................................................3
Channel Leases..............................................................19
Channel License.............................................................19
Channels....................................................................19
Claim Notice................................................................26
Closing......................................................................2
Closing Date.................................................................2
Code.........................................................................4
Collocation Application.....................................................17
Collocation Site............................................................19
Connecticut Code.............................................................1
Consent.....................................................................10
CS..........................................................................11
CS Approved Budget..........................................................13
CS Borrowing................................................................40
CS Subsidiaries.............................................................13
Effective Time...............................................................2
Enforceability Exceptions....................................................9
Environmental Laws..........................................................26
ERISA.......................................................................22


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

Event.......................................................................13
Exchange Agent...............................................................3
FCC Licenses................................................................19
FCC Rules...................................................................20
Final Order.................................................................50
GAAP........................................................................13
Governmental Authority......................................................10
HSR Act.....................................................................10
Intellectual Property.......................................................26
IRS.........................................................................22
ITFS........................................................................20
Law.........................................................................11
Letter of Transmittal.......................................................3
Licensee....................................................................20
Litigation..................................................................12
MDS.........................................................................20
Merger.......................................................................1
Merger Consideration.........................................................2
MMDS........................................................................20
Multi-employer Plan.........................................................22
NASD........................................................................10
Noncompete and Confidentiality Agreements...................................45
Other Application...........................................................18
person......................................................................59
Proxy Statement.............................................................42
Rights Plan.................................................................31
SEC.........................................................................11
Securities Act...............................................................8
Securities Exchange Act......................................................8
Senior Secured Credit Facility..............................................36
Senior Secured Notes........................................................36
shareholder.................................................................59
Subsidiary...................................................................7
Surviving Corporation........................................................1
Surviving Corporation Common Stock...........................................2
Surviving Corporation Material Adverse Effect...............................50
System......................................................................20
System Agreements...........................................................20
Takeover Statute............................................................30
Target.......................................................................1
Target Ancillary Agreements..................................................8
Target Approved Budget......................................................13
Target Common Stock..........................................................2
Target Financial Statements.................................................12
Target Material Adverse Effect...............................................7


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
Target Material Contract....................................................21
Target Minority Entity.......................................................8
Target Modified Representation..............................................51
Target Nonmodified Representation...........................................51
Target Permits..............................................................14
Target Real Property Leases.................................................27
Target Securities Filings...................................................11
Target Shares................................................................2
Target Subsidiaries..........................................................6
Tax.........................................................................23
Tax Return..................................................................23
TelQuest....................................................................32
TelQuest Subsidiaries.......................................................33
Termination Fee.............................................................55
Tower Site Leases...........................................................27
Wireless Cable Service......................................................20
Wireless Telecommunications Service.........................................20
Year 2000 Compliant.........................................................31
Year 2000 Plan..............................................................31
Year 2000 Problem...........................................................31


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
                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is made and entered into as of April 26, 1999, by and among MCI WORLDCOM, Inc., a Georgia corporation ("Acquiror"), Cardinal Acquisition Subsidiary, Inc., a Connecticut corporation and wholly owned subsidiary of Acquiror ("Acquisition Subsidiary"), and CAI Wireless Systems, Inc., a Connecticut corporation ("Target").

                                    Recitals

         A. The respective Boards of Directors of Target, Acquisition Subsidiary and Acquiror have approved the merger (the "Merger") of Acquisition Subsidiary with and into Target in accordance with the laws of the State of Connecticut and the provisions of this Agreement.

         B. Target, Acquisition Subsidiary and Acquiror desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

         C. As a condition and inducement to Acquiror and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, Target has granted an option to Acquiror to purchase 6,090,481 shares of common stock of Target pursuant to the terms and conditions of a Stock Option Agreement between Target and Acquiror dated as of even date herewith (the "Stock Option Agreement").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I
                              TERMS OF THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Connecticut Business Corporation Act (the "Connecticut Code"). At the Effective Time (as defined in Section 1.2, below), upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary shall be merged with and into Target in accordance with the Connecticut Code and the separate existence of Acquisition Subsidiary shall thereupon cease, and Target, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Connecticut as a subsidiary of Acquiror. Acquiror shall prepare and Target shall execute a certificate of merger (the "Certificate of Merger") in order to comply in all respects with the requirements of the Connecticut Code and with the provisions of this Agreement.

         1.2 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of the Certificate of Merger with Secretary of State of the State of Connecticut in accordance with the applicable provisions of the Connecticut Code or at such later time as may be specified in the

Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. Acquiror, after consultation with Target, shall determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

         1.3   MERGER CONSIDERATION.

         (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares ("Target Shares") of common stock, par value $0.01 per share, of Target ("Target Common Stock") (other than shares canceled pursuant to Section 1.3(b) and Dissenting Shares (as hereinafter defined), if any) as of the Effective Time shall by virtue of the Merger and without any action on part of the holder thereof, be converted into the right to receive, and there shall be paid as hereinafter provided, in exchange for each of the Target Shares, $28.00 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon the surrender of the certificate formerly representing such Target Share in the manner provided in Section 1.6.

         (b) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Acquiror or Acquisition Subsidiary and each share of Target Common Stock held in the treasury of Target or by a wholly owned subsidiary of Target shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of Target of any of the Target Shares outstanding prior to the Effective Time. If, after the Effective Time, Certificates (as hereinafter defined) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for in, and in accordance with the procedures set forth in, this Agreement.

         (c) Subject to the provisions of this Agreement, at the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

         1.4 SHAREHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the certificates which theretofore represented Target Shares (other than Dissenting Shares) (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable Law (as hereinafter defined) and this Agreement, the Certificates shall only represent the right to receive the Merger Consideration.

         1.5 DISSENTING SHARES. (a) Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of Target Common Stock who have demanded and exercised any dissenters' rights in the manner provided under the Connecticut Code, if applicable and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to payment under the Connecticut Code (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to exercise or shall have effectively withdrawn or lost such holder's right to payment under the Connecticut Code. If such holder shall have so failed to exercise or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration provided for in this Agreement, without any interest thereon.

         (b) Target shall give Acquiror (i) prompt notice of any demands for appraisal and payment pursuant to Section 33-861 of the Connecticut Code received by Target, withdrawals of such demands, and any other instruments served pursuant to the Connecticut Code, and received by Target and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal and payment under the Connecticut Code. Target shall not, except with the prior written consent of Acquiror or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal and payment or offer to settle or settle any such demands.

         1.6   SURRENDER AND EXCHANGE OF SHARES.

         (a)   Prior to the Effective Time, Acquiror shall designate The
Bank of New York or such other bank or trust company as it may designate to act as exchange agent in the Merger (the "Exchange Agent"). Immediately prior to the Effective Time, Acquiror will deposit with the Exchange Agent the funds necessary to make the payments contemplated herein on a timely basis. After the Effective Time, each holder of a Target Share (other than Dissenting Shares) shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter provided by the Exchange Agent (the "Letter of Transmittal") and any other required documents. Upon such surrender and delivery, the holder shall be entitled to receive in exchange therefor the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.6 and exchanged, each outstanding Certificate after the Effective Time (other than Certificates representing Dissenting Shares) shall be deemed for all purposes only to evidence the right to receive Merger Consideration, without any interest thereon.

         (b) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the funds which had been made available to the Exchange Agent and not disbursed to holders of shares of Target Common Stock (including, without limitation, all interest and other income received by the Exchange Agent in respect of all amounts of funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Target Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Acquiror, Acquisition Subsidiary or the Exchange Agent shall be liable to any holder of a share of Target Common Stock for any Merger Consideration delivered in respect of such share of Target Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

         (c) At the Effective Time, the stock transfer books of the Target shall be closed and thereafter there shall be no further registration of transfers of shares of Target Common Stock on the records of the Target. Except for Acquiror and Acquisition Subsidiary, the holders of shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights, from and after the Effective Time, with respect to such shares of Target Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Target Common Stock theretofore represented by such Certificate.

         (d) Acquiror, Acquisition Subsidiary, the Surviving Corporation and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock and Target Options (as hereinafter defined) such amounts that Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock and Target Options in respect of which such deduction and withholding was made by Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent.

         1.7      OPTIONS AND WARRANTS.

         (a) Prior to the Effective Time, Target shall cause each outstanding and unexpired option or warrant to purchase Shares described in
Schedule 2.2 (an "Option" and, collectively, the "Options"), if such Option is exercisable as of the Effective Time, to be converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the number of Shares subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option (the "Option Consideration"), as contemplated by Section 4.17. Prior to the Effective Time, the Target shall cause each Option to be converted as described herein, and shall take all steps necessary to give written notice to each holder of an Option that, as applicable: (i) all Options which are exercisable as of the Effective Time shall be canceled effective as of the Effective Time;
(ii) the Option Consideration for such Options which are exercisable as of the Effective Time held by such holder shall be payable as described in Section 1.7(b); (iii) all Options which are not exercisable as of the Effective Time shall be converted, immediately prior to the Effective Time, to the right to receive, when exercisable, solely the Option Consideration, with such Option otherwise becoming exercisable in accordance with its terms; and (iv) the Option Consideration for such Options which are not exercisable as of the Effective Time held by such holder shall be payable as described in Section 1.7(b). The Board of Directors of Target or any committee thereof responsible for the administration of any plans under which Options have been granted shall take any and all action necessary to effectuate matters described in this
Section 1.7 and Section 4.17 on or before the Effective Time.

         (b) The Option Consideration shall be payable by the Surviving Corporation to each holder of Options promptly following the Effective Time, in the case of Options which are exercisable as of the Effective Time, or promptly following exercise, in the case of Options which become exercisable after the Effective Time, only after (i) verification by the Acquiror and the Surviving Corporation of the ownership and terms of the particular Option by reference to the Surviving Corporation's records, and (ii) delivery of a written instrument duly executed by the holder of the applicable Option, in a form provided by the Target and acceptable to Acquiror and setting forth (x) the aggregate number of Options owned by that person and their respective issue dates and exercise prices, (y) a representation by the person that he or she is the owner of all Options described pursuant to clause (x) and that none of those Options has expired or ceased to be exercisable and (z) a confirmation of, and consent to, the cancellation and/or conversion of all Options held by such person effective as of the Effective Time, as contemplated by this Section 1.7 and Section 4.17.

         (c) Any amounts payable pursuant to this Section 1.7 shall be subject to any required withholding of taxes and shall be paid without interest.

         1.8 CERTIFICATE OF INCORPORATION. At and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of the Acquisition Subsidiary in effect at the Effective Time except that Article First shall be amended to read as follows: "The name of the corporation is CAI Wireless Systems, Inc." (subject to any subsequent amendment).

         1.9 BY-LAWS. At and after the Effective Time, the By-Laws of Acquisition Subsidiary in effect at the Effective Time shall be the By-Laws of the Surviving Corporation (subject to any subsequent amendment).

         1.10 OTHER EFFECTS OF MERGER. The directors and officers of Acquisition Subsidiary at the Effective Time shall be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by Law. The Merger shall have all further effects as specified in the applicable provisions of the Connecticut Code.

         1.11 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or Target or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or Target, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or Target, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE II
          REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TARGET

         Target represents, warrants and/or covenants to and with Acquiror as follows:

         2.1 ORGANIZATION AND GOOD STANDING. Target and, except for TelQuest (as hereinafter defined), each of its Subsidiaries (as defined below) (the "Target Subsidiaries") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Target and each of the Target Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Target Material Adverse Effect (as defined below). For purposes of this Agreement, "Target Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the results of operations of Target and the Target Subsidiaries taken as a whole, (ii) the ability of Target to perform its obligations set forth in this Agreement and the Target Ancillary Agreements (as hereinafter defined), or (iii) the ability to timely consummate the transactions contemplated by this Agreement and the Target Ancillary Agreements. Target has delivered to Acquiror a complete and accurate list of the jurisdictions of incorporation or organization and qualification of Target and the Target Subsidiaries. Target has heretofore delivered to Acquiror accurate and complete copies of the Certificates or Articles of Incorporation and By-Laws, or equivalent governing instruments, as currently in effect, of Target and each of the Target Subsidiaries. "Subsidiary" means, with respect to any person, any affiliate controlled by such person directly, or indirectly through one or more intermediaries, and shall include, without limitation, any corporation, partnership, joint venture, limited liability company, trust, estate or other organization or entity, of which (or in which) 50% or more of: (i) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect thereto of such corporation or other organization (irrespective of whether at the time shares of capital stock or other interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (ii) the interest in the capital or profits of such partnership, joint venture, limited liability company or other organization or entity; or (iii) the beneficial interest in such trust or estate; is at the time, directly or indirectly, owned or controlled by such person, by such person and one or more of its other subsidiaries or by one or more of such person's other subsidiaries;

         2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock and 5,000,000 shares of preferred stock, of which 2,000,000 shares have been designated by the Board of Directors of Target as Series A Preferred Stock and are reserved for issuance under the Rights Plan (as hereinafter defined). As of the opening of business on the date hereof, (a) 17,241,379 shares of Target Common Stock were issued and outstanding, and (b) no shares of Target Common Stock were issued and held in the treasury of Target. No other capital stock of Target is issued or outstanding. All issued and outstanding shares of the Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws (as hereinafter defined). Except as set forth on Schedule 2.2(a) attached hereto, as of the date of this Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Target, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Target and the Target Subsidiaries or the ownership thereof other than those, if any, described on Schedule 2.2(b) attached hereto or those imposed generally by the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), applicable state or foreign securities Laws or applicable corporate Law.

         2.3 SUBSIDIARIES. Schedule 2.3(a) attached hereto sets forth the name and percentages of outstanding capital stock or other interest held, directly or indirectly, by Target and other persons, with respect to Target's Subsidiaries or other persons in which Target or a Target Subsidiary holds, directly or indirectly, any capital stock or other interest (a "Target Minority Entity"). Except as set forth on Schedule 2.3(b) attached hereto, all of the capital stock and other interests so held by Target are owned by it or a Target Subsidiary as indicated on said Schedule 2.3(a), free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Target Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on Schedule 2.3(c) attached hereto, there are no irrevocable proxies, voting agreements or similar obligations with respect to such capital stock of the Target Subsidiaries or a Target Minority Entity held by Target or any of the Target Subsidiaries and no equity securities or other interests of any of the Target Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Target Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. Except as set forth on Schedule 2.3(d), Target is not aware of any provision of the Certificate of Incorporation or By-Laws of CS (as hereinafter defined) or Target or any other agreement, contract, understanding or arrangement or of any Law that would restrict, limit or condition, or otherwise adversely affect, the ability of Target, as the holder of over 90% of the capital stock of CS, to cause CS, immediately following the Effective Time, to merge with and into Target or a direct or indirect wholly-owned subsidiary of Target or Acquiror.

         2.4 AUTHORIZATION; BINDING AGREEMENT. (a) Target has all requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Target is or will be a party or a signatory, including, without limitation, the Stock Option Agreement (the "Target Ancillary Agreements") and the consummation of the transactions contemplated hereby and thereby including, but not limited to, the Merger have been duly and validly authorized by Target's Board of Directors and no other corporate proceedings on the part of Target or any Target Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Target Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement by the shareholders of Target in accordance with the Connecticut Code and the Certificate of Incorporation and By-Laws of Target). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Target and constitute, and upon execution and delivery thereof as contemplated by this Agreement, the Target Ancillary Agreements will constitute, the legal, valid and binding agreements of Target, enforceable against Target in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

         (b) At a meeting duly called and held on April 26, 1999, the Board of Directors of Target, after consideration of (A) the long-term as well as the short-term interests of Target, (B) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of Target, (C) the interests of Target's employees, customers, creditors and suppliers, and (D) community and societal considerations including those of any community in which any office or other facility of Target is located, unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of Target and the holders of Target Shares, (ii) approved, authorized and adopted this Agreement, the Target Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby by the holders of Target Shares.

         (c) Target's Board of Directors has received from Target's financial advisor, BT Alex. Brown Incorporated, a written opinion addressed to it for inclusion in the Proxy Statement (as hereinafter defined) to the effect that the Merger Consideration is fair to the holders of the Target Shares (other than Acquiror and its affiliates) from a financial point of view. An accurate and complete copy of such opinion has been provided to Acquiror.

         (d) The affirmative vote of the holders of two-thirds of the outstanding Target Shares is required to adopt this Agreement and the Merger and the other transactions contemplated hereby and thereby. No other vote of the holders of Target Common Stock or any other capital stock of Target is required by Law or the Certificate of Incorporation or By-Laws of Target or otherwise in order for Target to consummate the Merger and the transactions contemplated hereby and by the Target Ancillary Agreements.

         (e) The Certificate of Incorporation of Target, as amended through the date hereof, specifically provides that Target has elected not to be governed by Sections 33-840 to 33-845, inclusive, of the Connecticut Code. Such provisions of the Certificate of Incorporation have been duly adopted by vote of the Board of Directors and shareholders of Target, as necessary and appropriate to ensure the effectiveness of such provisions, in the case of Sections 33-840 to 33-843, inclusive, of the Connecticut Code such that such provisions are inapplicable to the Merger, the Target Ancillary Agreements and the transactions contemplated hereby and thereby, and the execution, delivery and performance of any agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates, and, in the case of Sections 33-844 to 33-845, inclusive, of the Connecticut Code such that such provisions are, in Target's reasonable business judgment, inapplicable to the Merger, the Target Ancillary Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of any agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates. The Board of Directors of Target and a majority of the nonemployee directors (as described in Section 33-844 of the Connecticut Code), of which there are at least two, have approved this Agreement, the Target Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger. Accordingly, the restrictions on "business combinations" under the provisions of Sections 33-840 to 33-845, inclusive, of the Connecticut Code are inapplicable to the Merger, the Target Ancillary Agreements and the transactions contemplated hereby and thereby and the execution, delivery and performance of any agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates.

         2.5 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or registration, declaration or filing with or other action by ("Consent") any nation or government, any state or other political subdivision thereof, any person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") on the part of Target or any of the

Target Subsidiaries is required in connection with any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution or delivery by Target of this Agreement and the Target Ancillary Agreements or the consummation by Target of the transactions contemplated hereby or thereby, other than (i) the filing of the Certificate of Merger with the Secretary of the State of Connecticut in accordance with the Connecticut Code, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. (the "NASD"), (iii) Consents from or with Governmental Authorities set forth on
Schedule 2.5 attached hereto, (iv) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and (v) Consents described in Section
2.11 below, and (vi) those Consents that, if they were not obtained or made, do not or would not have a Target Material Adverse Effect, provided that the failure to obtain any Consent relating to any FCC License (as hereinafter defined) shall be deemed to have a Target Material Adverse Effect and the failure to obtain Consents relating to Channel Leases (as hereinafter defined) or Tower Site Leases (as hereinafter defined), which, in the aggregate, are or would be material to Target and the Target Subsidiaries or are or would be material to the future plans or objectives of Acquiror, or the failure of which to obtain would otherwise have a Target Material Adverse Effect, shall be deemed to have a Target Material Adverse Effect.

         2.6 NO VIOLATIONS. The execution and delivery of this Agreement and the Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Target with any of the provisions hereof or thereof and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or By-Laws or other governing instruments of Target or any of the Target Subsidiaries, (ii) except as set forth on Schedule 2.6(a) attached hereto, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Target Material Contract (as hereinafter defined) or other obligation to which Target or any Target Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Target or any Target Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in
Section 2.5, above, contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, tariff, ordinance, policy, permit or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court, tribunal, arbitrator, mediator or other Governmental Authority ("Law") currently in effect to which Target or any Target Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a Target Material Adverse Effect.

         2.7 SECURITIES FILINGS AND LITIGATION. Target has made available to Acquiror true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended

March 31, 1996, 1997 and 1998, as filed with the Securities and Exchange Commission (the "SEC"), (ii) the Annual Reports on Form 10-K, as amended, for the years ended December 31, 1996, 1997 and 1998, as filed by CS Wireless Systems, Inc. ("CS") with the SEC, (iii) the proxy statements relating to all of the meetings of shareholders (whether annual or special) of Target and the Target Subsidiaries (including CS) since January 1, 1996, as filed with the SEC, and (iv) all other reports, statements, schedules, registration statements and other filings or documents and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Target or CS with the SEC since January 1, 1996. The reports, statements, schedules, registration statements, and other filings and documents set forth in clauses (i) through (iv), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively herein as the "Target Securities Filings."

         Target and the Target Subsidiaries have filed with the SEC all Target Securities Filings required to be filed therewith on or prior to the date of this Agreement and, as of the Closing, Target and the Target Subsidiaries shall have filed with the SEC all Target Securities Filings required to be filed on or prior thereto. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Target Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Target Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Target Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Target Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Target Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Except as set forth in Schedule 2.7 attached hereto, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("Litigation") pending or, to the knowledge of Target, threatened against Target, any Target Subsidiary or any Target Minority Entity, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan (as hereinafter defined) of Target, or otherwise relating, in a manner that could have a Target Material Adverse Effect, to Target, any Target Subsidiary, any Target Minority Entity or the securities of any of them, or any properties or rights of Target, any of the Target Subsidiaries or any Target Minority Entity or any Benefit Plan. No event has occurred as a consequence of which Target would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements, schedules, registration statements and other filings and documents and amendments thereto (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Target with the SEC after the date hereof shall be provided to Acquiror no later than the date of such filing.

         2.8 TARGET FINANCIAL STATEMENTS. The audited consolidated and unaudited interim financial statements of Target and the Target Subsidiaries included in the Target Securities

Filings and, as prepared by Target, the unaudited financial statements of Target and the Target Subsidiaries as of and for the months ended January 31, 1999, February 28, 1999 and March 31, 1999 (the "Target Financial Statements") have been provided to Acquiror. Except as noted therein, the Target Financial Statements were or, as to those Target Financial Statements provided or required to be provided subsequent to the date hereof pursuant to this Section, will be prepared in accordance with generally accepted accounting principles applicable to the businesses of Target and the Target Subsidiaries consistently applied in accordance with past accounting practices and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the financial condition and assets and liabilities or the results of operations of Target and the Target Subsidiaries except as may be indicated therein or in the notes thereto, subject to normal year-end adjustments in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim Target Financial Statements) the financial condition and assets and liabilities and the results of operations of Target and the Target Subsidiaries as of the dates and for the periods indicated. Except as reflected in the Target Financial Statements, as of their respective dates, neither Target nor any Target Subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Target Financial Statements. Any financial statements prepared with respect to Target or a Target Subsidiary subsequent to the date hereof promptly shall be provided to Acquiror and shall constitute Target Financial Statements for purposes hereof.

         2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement or in Schedule 2.9 attached hereto, since December 31, 1998, through the date of this Agreement, there has not been: (i) any event, occurrence, fact, condition, change, development or effect ("Event") that has had or could reasonably be expected to have a Target Material Adverse Effect (except for (A) any decrease in monthly average revenues, as determined based on generally accepted accounting principles ("GAAP") , of Target and the Target Subsidiaries (other than CS and its Subsidiaries (the "CS Subsidiaries") ) of no more than 5.5% per month, subject to adjustment by percentage increase or decrease of 0.7% for seasonal trends (e.g., college population subscribers),
(B) deviations of cash flow from operations of Target and the Target Subsidiaries (other than CS and the CS Subsidiaries) of 25% or less on a month-to-month basis as compared to cash flow from operations projected in the budget of Target dated March 22, 1999 for the period from April 1, 1999 to October 31, 2000 delivered by Target pursuant to that certain Note Purchase Agreement dated as of October 14, 1998, a copy of which budget has been delivered to Acquiror (the "Target Approved Budget")), (C) any decrease in monthly average GAAP-based revenues of CS and the CS Subsidiaries of no more than 5.5% per month, subject to adjustment by percentage increase or decrease of 0.7% for seasonal trends (e.g., college population subscribers), and (D) deviations of cash flow from operations of CS and the CS Subsidiaries of 25% or less on a month-to-month basis as compared to cash flow from operations projected in the budget of CS dated April 20, 1999 (the "CS Approved Budget"), a copy of which has been delivered to Acquiror); (ii) any declaration, payment or setting aside for payment of any dividend (except to Target or a Target Subsidiary wholly owned by Target) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of or interest in Target or any Target Subsidiary; (iii) any return of any capital or other distribution of assets to shareholders of Target or any Target Subsidiary (except to Target or a Target Subsidiary wholly owned by Target); (iv) other than in the ordinary course of business and consistent with the Target Approved Budget, with respect to Target and any Target Subsidiary other than CS and the CS Subsidiaries, and the CS Approved Budget, with respect to CS and the CS Subsidiaries, any investment of a capital nature by the purchase of any property or assets by Target or any Target Subsidiary; (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; (vi) any sale, disposition, pledge, mortgage or other transfer of assets or properties of Target or any Target Subsidiary other than in the ordinary course of business consistent with past practice or having a net book value in excess of $250,000 individually or $500,000 in the aggregate;
(vii) any action or agreement or undertaking by Target or any Target Subsidiary to take any action that, if taken or done on or after the date hereof, would result in a breach of Section 4.1, below; (viii) any change in accounting methods or practices or any change in depreciation or amortization policies or rates of or applicable to Target or any Target Subsidiary; (viii) any employment, severance or consulting agreement entered into by Target or any Target Subsidiary with any shareholder, officer, director, agent, employee or consultant of Target or any Target Subsidiary or any amendment or modification to, or termination of, any current employment, severance or consulting agreement to which Target or any Target Subsidiary is a party or by which it is bound; (ix) any forgiveness, cancellation, compromise, settlement, waiver or release of any debts, claims, rights or Litigation; (x) any agreement, authorization or commitment to take, whether in writing or otherwise, any action which, if taken prior to the date hereof, would have made any representation or warranty of Target in this Agreement untrue or incorrect in any material respect; or (xi) any failure by Target or any Target Subsidiary to conduct its business in the ordinary course consistent with past practice.

         2.10      COMPLIANCE WITH LAWS. Other than as may be set forth on
Schedule 2.10, the business of Target and each Target Subsidiary has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which do not and would not have a Target Material Adverse Effect.

         2.11 PERMITS, FCC LICENSES; CHANNEL LEASES; SYSTEM AGREEMENTS; THE SYSTEMS; INTERFERENCE; Households. Target and the Target Subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "Target Permits"), (ii) neither Target nor any Target Subsidiary is in violation of any Target Permit, and (iii) no proceedings are pending or, to the knowledge of Target, threatened, to revoke or limit any Target Permit, except, in the case of clause (i) or (ii) above, those the absence or violation of which do not and would not have a Target Material Adverse Effect. Without limiting the generality of the foregoing:

         (a) Schedule 2.11(a) sets forth a description of each of the markets in which Target and each of its Target Subsidiaries has a System.

         (b) Schedule 2.11(b) lists all Channel Leases by name of underlying lessee and the monthly payment obligations thereunder. Except as set forth in Schedule 2.11(b), (A) each Channel Lease constitutes a legal, valid, and binding obligation of the parties thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and materially complies with all applicable Laws and has been filed with the FCC, to the extent required by the FCC Rules, and no other Consent of any Governmental Authority is required to enable Target or any of the Target Subsidiaries to operate under such Channel Lease to recognize the benefits thereunder, or to comply with applicable Laws; (B) none of Target or any of the Target Subsidiaries has assigned its rights and interests under any Channel Lease to any other Person; (C) none of Target or any of the Target Subsidiaries is in material breach or default under any such Channel Lease, which breach or default could result in the termination, impairment, or forfeiture of any rights under or any payments being made with respect to any such Channel Lease, nor has an event occurred with respect to any Channel Lease which (whether with or without notice, the lapse of time, or the happening or occurrence of any other event) would constitute a breach or default under such Channel Lease; (D) to the knowledge of Target, no third party has any rights to assert any interest in any Channel Lease or the rights and benefits granted to Target or any of the Target Subsidiaries pursuant thereto; (E) there are no contractual restrictions relating to any such Channel Lease that reasonably could be expected to materially adversely affect or delay the collocation of the Channels (as hereinafter defined) at their respective Collocation Sites (as hereinafter defined) or the implementation of digital technology or Alternative Use (as hereinafter defined) services; (F) there are no material provisions of any such Channel Lease that are the subject of negotiation, nor has any party to any such Channel Lease requested the renegotiation of any material term thereof; (G) none of the Channel Leases contain a put or call option with respect to the subject matter thereof; and (H) none of the Channel Leases contains any provisions granting the other party thereto the right to terminate the Channel Leases upon, or otherwise limiting or adversely affecting the ability of Acquiror or any of its affiliates or associates to effect, a change in control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution and delivery of this Agreement or the Target Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. Except as set forth on Schedule 2.11(b), upon any such change in control and upon the closing of the transactions contemplated by this Agreement, all such Channel Leases shall continue in force and effect in accordance with their terms without penalty, acceleration or rights of early termination and Acquisition Subsidiary will have the sole right to use the transmission capacity of the FCC License under each of the Channel Leases (other than the transmission capacity expressly reserved by such Channel Lease for the holder of an FCC License). Target has delivered or made available to Acquiror complete and accurate copies of each of the Channel Leases and none of such have been amended in any respect.

         (c) Schedule 2.11(c) lists all FCC Licenses and applications for FCC Licenses. Except as set forth in Schedule 2.11(c), (A) each of such FCC Licenses has been duly and validly issued and is enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect; (B) neither Target nor any of the Target Subsidiaries has assigned its rights and interest under any of the FCC Licenses or any application for an FCC License; (C) neither Target, any of the Target Subsidiaries nor any lessor under any Channel Lease, as the case may be, is in violation of the terms under the corresponding FCC License, which violation could result in the termination or forfeiture of any rights under, or any payments being made with respect to, such FCC License, nor has an event occurred with respect to any of the FCC Licenses which (whether with or without notice, the lapse of time, or the happening or occurrence of any other event) would constitute such a violation of the terms of such FCC License that could result in the termination or forfeiture of such FCC License; (D) to the knowledge of Target, except with respect to the lessors under the Channel Leases, no third party has any rights to assert any interest in any of the FCC Licenses or applications for FCC Licenses; and (E) there are no contractual restrictions relating to any of the FCC Licenses which reasonably could be expected to materially adversely affect the collocation of the Channels that are the subject thereof at their respective Collocation Site (as hereinafter defined) or the implementation of an Alternative Use (as hereinafter defined). Upon a change in control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution and delivery of this Agreement or the Target Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, all such FCC Licenses shall continue in full force and effect in accordance with their terms without penalty, acceleration or rights of termination and Acquisition Subsidiary will have full rights and benefits under and to the FCC Licenses. Target has delivered or made available to Acquiror complete and accurate copies of each of the FCC Licenses and none of them have been amended in any respect.

         (d) Schedule 2.11(d) accurately lists, with respect to each of the Systems, all Channels, and accurately describes the following:

                  (i) the status of each FCC License, including (A) the expiration date of the license, (B) the renewal deadline and any pending construction deadline and the status of compliance therewith (including whether one or more extensions of the filing deadline have been requested or obtained),
(C) the status of any pending applications (including assignment and transfer of control applications) including whether the application has been accepted for filing by the FCC and any pending deadline for filing timely petitions to deny such FCC applications, (D) whether there are any threatened or pending interference issues, petitions to deny, informal objections, competing or conflicting applications, outstanding no-objection letters, comments or waiver requests, and (E) with respect to any licensed service areas of Target or any of the Target Subsidiaries that otherwise qualify as protected service areas pursuant to 47 C.F.R. Section 21.902(d), whether there are any currently pending FCC applications that were also pending on September 9, 1983 that Target has identified as causing harmful interference to its service area;

                  (ii) the status of each Collocation Application (as hereinafter defined), Booster Application (as hereinafter defined) and Alternative Use Application (as hereinafter defined) and any amendments thereto, including (A) the relevant Collocation Site or other transmission site and proposed technical parameters and conditions for analog and digital operations, (B) whether the application has been accepted for filing by the FCC, (C) whether there are any threatened or pending interference issues, petitions to deny, informal objections, competing or conflicting applications, outstanding no-objection letters, outstanding consent letters, comments or waiver requests, and (D) with respect to any licensed service areas of Target or any of the Target Subsidiaries that otherwise qualify as protected service areas pursuant to 47 C.F.R. Section 21.902(d), whether there are any currently pending FCC applications that were also pending on September 9, 1983 that Target has identified as causing harmful interference to its service area; and

                  (iii) the market trials and operations that Target or any of the Target Subsidiaries are conducting, or intend to conduct, pursuant to the Target Approved Budget, with respect to Target and any Target Subsidiary other than CS and the CS Subsidiaries, and the CS Approved Budget, with respect to CS and the CS Subsidiaries, with respect to Alternative Uses of the Channels or the Systems and the relevant authorizations used, or to be used, in conjunction with such trial and operations and the conditions contained therein.

         (e) Complete and correct copies of all of the Target Permits, including, without limitation, Booster Applications, Collocation Applications, Alternative Use Applications and amendments thereto (with the FCC file date stamped thereon), FCC Licenses and material related thereto, including pending applications filed with the FCC relating to the Systems and other Target Permits owned, held or possessed by Target or any of the Target Subsidiaries have been provided to Acquiror.

         (f) Except as set forth on Schedule 2.11(f) and except for Channel Licenses held by third parties, with respect to each of the Systems, all of the assets, Target Permits and System Agreements relating to each System are owned by one or more of Target and the Target Subsidiaries.

         (g) Except as disclosed in Schedule 2.11(g), (i) Target and each of the Target Subsidiaries have obtained and possess all System Agreements, patents, copyrights, certificates of confirmation, licenses, permits, trademarks, and trade names, or rights thereto, necessary to conduct its business as currently conducted by Target and each of the Target Subsidiaries and none of Target or any of the Target Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing; (ii) no other license, permit or franchise is necessary to the operation by Target or any of the Target Subsidiaries of the Systems as currently conducted by Target and each of its Target Subsidiaries; and (iii) Target and each of the Target Subsidiaries have obtained and possess or applied for all licenses, and have obtained and possess all leases, conduit use, equipment rental and microwave or satellite relay agreements necessary for the operation of the Systems as required by the System Agreements.

         (h) Except as set forth on Schedule 2.11(h), neither any of Target, any of the Target Subsidiaries, nor any Licensee of a Channel has contractually accepted or will contractually accept any electrical interference from any source that is likely to result in material adverse electrical interference to any of the Channels in any of the Systems now operating or expected to be operated, including the BTA Authorizations (as hereinafter defined) or any newly licensed Channel in any BTA (as hereinafter defined) in which any System operates or Target or any of the Target Subsidiaries expect to operate. Except as set forth in Schedule 2.11(h), neither Target nor any of the Target Subsidiaries has filed a petition currently pending before the FCC against any application filed with the FCC by a third party applicant and no third party has filed a petition currently pending before the FCC against any application filed with the FCC by Target or any of the Target Subsidiaries.

         (i) Except as set forth in Schedule 2.11(i), (i) each Collocation Application and Other Application (as hereinafter defined) complies with the FCC rules (including the interference protection requirements), has been accepted for filing by the FCC, and cut-off from competing and conflicting applications; (ii) the deadline for filing timely petitions to deny each Collocation Application and each Other Application has lapsed; (iii) there are no threatened or pending petitions to deny, informal objections, competing or conflicting applications, outstanding no-objection letters, comments, petitions for reconsideration, petitions for review or waiver requests relating to such Collocation Applications and Other Applications; and
(iv) a protected service area for the FCC License has been granted or requested. For purposes hereof, (i) a "Collocation Application" shall mean any application filed with, or granted by, the FCC to authorize the operation of the facilities associated with each FCC License at a common transmitter site with other ITFS (as hereinafter defined) and Multichannel Multipoint Distribution Service and Multipoint Distribution Service stations pursuant to common technical parameters of the FCC License and (ii) "Other Application" shall mean any other applications, in addition to Collocation Applications, filed with or granted by the FCC to authorize the provision of digital services and/or two-way services on the facilities associated with each FCC License.

         (j) Except as set forth in Schedule 2.11(j), all regulatory fees and expenses due and payable associated with the FCC Licenses have been paid to the FCC, including all fees and costs associated with the FCC Licenses held by the Target or any of the Target Subsidiaries to provide MMDS (as hereinafter defined) or MDS (as hereinafter defined) service in BTAs. Schedule 2.11(j) discloses any discounts or bidding credits that the Target or any of the Target Subsidiaries received from the FCC in conjunction with the licensing of the BTA Authorizations.

         (k) Schedule 2.11(k) lists the total number of households for each BTA in which Target or any of the Target Subsidiaries has been granted or is leasing an FCC License and describes any material assumptions for arriving at such determinations.

         (l) Except as disclosed on Schedule 2.11(l), all FCC Licenses are in full force and effect and there are no outstanding adverse judgments, injunctions, decrees or orders that have been issued by the FCC against the Target or any Target Subsidiary or affiliate thereof or the holder of an FCC License and there are no pending or threatened complaints, investigations, inquiries or proceedings by or before the FCC or other Governmental Authority or any actions or events that (i) could result in the revocation, cancellation, adverse modification or non-renewal of any FCC License or the imposition of a material fine or forfeiture, (ii) materially impair Target's or any of the Target Subsidiaries' ability to develop or operate any of the Channels or Systems, or (iii) otherwise result in a Target Material Adverse Change. The Systems, Channels, FCC Licenses and related facilities are currently providing and, to the knowledge of Target, have been providing service to the public (rather than a test signal or color bar) and are being operated and/or developed in material compliance with the respective FCC License and other Target Permits and with all other Laws.

         (m) Except as set forth on Schedule 2.11(m), since January 1, 1996 all material reports and other documents required to be filed with the FCC or other Governmental Authority with respect to the Systems, Channels, FCC Licenses, System Agreements and Channel Leases have been timely filed, including, without limitation certifications of completion of construction. Notwithstanding anything contained herein to the contrary, to the knowledge of Target, except as set forth on Schedule 2.11(m), there have been no failures to make filings with the FCC or any Governmental Authority at any time that would reasonably be likely to have a material adverse effect on any of the Channels, FCC Licenses, System Agreements or Systems, or any of Target or any of the Target Subsidiaries, or what would reasonably be likely to result in the imposition of a material fine or forfeiture, including copyright filings, extension requests, and reports required by Sections 21.11(a), 21.911 and 21.920 of the FCC Rules.

         (n) As used in this Agreement, the following terms have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the term defined):

         "Alternative Use" means the provision of service other than Wireless Cable Service through the use of, among others, ITFS, MDS, and MMDS channels, including two-way transmission services and fixed or mobile telecommunications services.

         "Alternative Use Application" means an application filed by Target or any of the Target Subsidiaries or the Licensee of a Channel to provide an Alternative Use, including an application for developmental authority, experimental authority, or special temporary authority or any Booster Application requesting to provide an Alternative Use.

         "Booster Application" means any application filed with, or granted by, the FCC to authorize the operation of a booster station.

         "Booster License"  means a license for a booster station.

         "BTA" means basic trading area, as defined by Rand McNally and used by the FCC in licensing MDS and MMDS channels pursuant to the competitive bidding process.

         "BTA Authorization" means the Target Permit granted by the FCC to apply for individual MDS and MMDS channels with a certain BTA.

         "Channel Leases" means all leases to use transmission capacity held by or for benefit of one or more of Target or any of the Target Subsidiaries of transmission capacity on ITFS, MDS, or MMDS frequencies licensed by the FCC.

         "Channel License" means any Target Permits for a Channel granted by the FCC to any one or more of Target or the Target Subsidiaries or leased to Target or any of the Target Subsidiaries by a lessor of a Channel Lease, or any application pending before the FCC for such Target Permit.

         "Channels" means the ITFS, MDS, or MMDS frequencies licensed, or expected to be licensed, to one or more of Target or any of the Target Subsidiaries by the FCC pursuant to an FCC License or made available to one or more of Target or any of the Target Subsidiaries by an ITFS, MDS, or MMDS applicant, permittee, conditional licensee or licensee pursuant to a Channel lease, including any frequencies associated with any booster station, repeater station, response station hub or any facility used to provide an Alternative Use.

         "Collocation Site" means the site at which the facilities for the corresponding Channel are, or are to be, collocated at a common transmitter site with other Channels that are used to provide Wireless Telecommunications Service (as hereinafter defined) on the System.

         "FCC Licenses" means the Target Permits, including, without limitation, any Channel Licenses, Booster Licenses and any other related facility licenses and construction permits, issued by the FCC to Target or any of the Target Subsidiaries or any lessor under a Channel Lease, or that are the subject of an application filed with the FCC by Target or any of the Target Subsidiaries or any such lessor under a Channel Lease, to operate one or more of the Channels, including, without limitation, any BTA Authorization, individual Target Permit to construct or operate Channels within a BTA, and any Alternative Use permit.

         "FCC Rules" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

         "ITFS" means the Instructional Television Fixed Service, a class of microwave frequencies licensed by the FCC pursuant to Part 74 of the FCC Rules.

         "Licensee" means an applicant, permittee, conditional licensee, or licensee of a facility regulated by the FCC.

         "MDS" means the Multipoint Distribution Service, a domestic transmission service licensed by the FCC pursuant to Part 21 of the FCC Rules.

         "MMDS" means Multichannel Multipoint Distribution Service, a domestic transmission service licensed by the FCC pursuant to Part 21 of the FCC Rules.

         "System Agreements" means, collectively, all FCC Licenses for Channels and booster stations, Channel Leases, Tower Site Leases, programming agreements, retransmission agreements, non-interference or cooperation agreements (excluding no-objection letters issued in the ordinary course of business), equipment agreements or instruments, licenses, permits, and other material agreements pertaining to the transmission of video, voice, or data signals through wireless cable transmission facilities, of each of Target and each of the Target Subsidiaries now existing or hereafter acquired or obtained, relative to the Channels or the construction and operation of the Systems.

         "Systems" means the wireless telecommunications systems constructed and operated by one or more of Target and each of the Target Subsidiaries for the provision of Wireless Telecommunications Service.

         "Tower Site Leases" is defined in Section 2.19(b).

         "Wireless Cable Service" means the provision of subscription video or entertainment and additional programming services and services ancillary thereto through the use of, among other, ITFS, MDS, and MMDS channels.

         "Wireless Telecommunications Service" means any service that is permitted under FCC rules and regulations or authorized by the FCC to be provided on or by means of the transmission capacity on an ITFS, MDS, or MMDS channel, including Wireless Cable Services and

Alternative Use services.

         2.12 FINDERS AND INVESTMENT BANKERS. Neither Target nor any of the Target Subsidiaries nor any of their officers or directors or other affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, the Merger, the Target Ancillary Agreements or the transactions contemplated hereby or thereby, other than pursuant to the agreement with BT Alex. Brown Incorporated, an accurate and complete copy of which has been provided to Acquiror.

         2.13 CONTRACTS. Schedule 2.13 attached hereto sets forth a complete and accurate list of all material notes, bonds, mortgages, indentures, contracts, leases, licenses, agreements, understandings, arrangements, commitments, instruments, bids or proposals to which Target or any Target Subsidiary is a party or is subject ("Target Material Contract") . For purposes of this Section 2.13, a note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, arrangement, commitment, instrument, bid or proposal shall be considered material if (i) it is with an affiliate or associate of Target or of a Target Subsidiary or with a Target Minority Entity,
(ii) it is required to be described in or filed as an exhibit to any document filed under the Securities Act or the Securities Exchange Act by an issuer subject thereto, (iii) the financial obligation of Target or a Target Subsidiary thereunder or applicable to the assets or properties of Target or a Target Subsidiary could exceed $250,000, (iv) it provides for recurring monthly revenues to Target or a Target Subsidiary in excess of $20,000, (v) it includes any exclusivity or non-competition restrictions applicable to Target or a Target Subsidiary, (vi) it is for the purchase or sale of any assets otherwise than in the ordinary course of business, or (vii) it is a collective bargaining or similar agreement or an agreement relating to which employees of Target or any of the Target Subsidiaries are represented by a union in their employment relationship with Target and any of the Target Subsidiaries. Target has made available to Acquiror true and accurate copies of all Target Material Contracts. Target Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms (assuming the other parties thereto are bound, as to which Target has no basis to believe otherwise), subject to the Enforceability Exceptions. Any and all transactions between or involving Target or a Target Subsidiary and an affiliate or associate thereof were entered into in the ordinary course of business and are upon fair and reasonable terms not materially less favorable than Target or such Target Subsidiary could obtain or become entitled to in an arm's-length transaction with a person that is not an affiliate or an associate. Except as set forth in Schedule 2.6(b) attached hereto, (i) no Consent of any person is needed in order that each such Target Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution, delivery or performance of this Agreement and the Target Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, and (ii) neither Target nor any Target Subsidiary is in violation or breach of or default under any such Target Material Contract, nor to Target's knowledge is any other party to any such Target Material Contract in violation or breach of or default under any such Target Material Contract.

         2.14      EMPLOYEE BENEFIT PLANS.

         (a) Except as set forth in Schedule 2.14 attached hereto, there are no Benefit Plans (as defined below) maintained or contributed to by Target or a Target Subsidiary under which Target, a Target Subsidiary or the Surviving Corporation could incur any liability. A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, (a) any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase, stock appreciation or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, providing for benefits for or the welfare of any or all of the current or former employees or agents of Target or a Target Subsidiary or their beneficiaries or dependents, (b) a multi-employer plan as defined in Section 3(37) of ERISA (a "Multi-employer Plan"), or (c) a multiple employer plan as defined in Section 413 of the Code.

         (b) With respect to each Benefit Plan (where applicable): Target has made available to Acquiror complete and accurate copies of (i) all plan and trust texts and agreements, insurance contracts and other funding arrangements;
(ii) annual reports on the Form 5500 series for the last three (3) years; (iii) financial statements and/or annual and periodic accountings of plan assets for the last three (3) years; (iv) the most recent determination letter received from the Internal Revenue Service ("IRS"); (v) actuarial valuations for the last three (3) years; and (vi) the most recent summary plan description as defined in ERISA.

         (c) With respect to each Benefit Plan while maintained or contributed to by Target or a Target Subsidiary: (i) if intended to qualify under Code Sections 401(a) or 403(a), such Benefit Plan has received a favorable determination letter from the IRS that it so qualifies, and its trust is exempt from taxation under Code Section 501(a) and nothing has since occurred to cause the loss of the Benefit Plan's qualification; (ii) except for payment of benefits made in the ordinary course of the plan administration, no event has occurred and there exists no circumstance under which Target, a Target Subsidiary or the Surviving Corporation could incur material liability under ERISA, the Code or otherwise; (iii) no accumulated funding deficiency as defined in Code Section 412 has occurred or exists; (iv) no material non-exempt prohibited transaction as defined under ERISA and the Code has occurred; (v) no reportable event as defined in Section 4043 of ERISA has occurred; (vi) all contributions and premiums due have fully been made and paid on a timely basis; and (vii) except as set forth on Schedule 2.14 attached hereto, all contributions made or required to be made under any Benefit Plan meet the requirements for deductibility under the Code, and all contributions accrued prior to the Effective Time which have not been made have been properly recorded on the Target Financial Statements.

         (d) No Benefit Plan of Target or a Target Subsidiary is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of such Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not result in a Target Material Adverse Effect or a Surviving Corporation Material

Adverse Effect (as hereinafter defined). Neither Target nor any of the Target Subsidiaries contributes to, or has any outstanding liability with respect to, any Multi-employer Plan.

         (e) With respect to each Benefit Plan which is a welfare plan (as defined in ERISA Section 3(1)): (i) any liability for medical or death benefits with respect to current or former employees beyond their termination of employment is set forth in the Target Financial Statements (or footnotes thereto) to the extent required to be so set forth by applicable accounting principles; (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan; (iii) except as set forth in Schedule 2.14 attached hereto, no term or provision of any such plan prohibits the amendment or termination thereof; and (iv) Target and the Target Subsidiaries have complied with Code Section 4980B, except for any deviations from the foregoing which do not and would not have a Target Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

         (f) Except as set forth in Schedule 2.14 attached hereto, the consummation of the Merger or the other transactions contemplated by this Agreement or the Target Ancillary Agreements or any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not, either alone or in conjunction with another Event: (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation or benefits due to any individual.

         2.15      TAXES AND TAX RETURNS.

                  (a) Except as disclosed in Schedule 2.15 attached hereto, Target and each of the Target Subsidiaries has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains, and other tax returns or reports required to be filed by it (any of the foregoing being referred to herein as a "Tax Return"), and each such Tax Return is true, correct and complete, and further, Target and each of the Target Subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all taxes and governmental charges, assessments and contributions of any nature whatsoever including, but not limited to, any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Target Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Acquiror prior to the date of this Agreement. Except as set forth in Schedule
2.15 attached hereto, there are no claims or assessments pending against Target or any Target Subsidiary for any alleged deficiency in any Tax, and Target does not know of any threatened Tax claims or assessments against Target or any Target Subsidiary (other than those for which adequate reserves in the Target Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Acquiror prior to the date of this Agreement). Except as set forth in Schedule 2.15 attached hereto, neither Target nor any Target Subsidiary has made an election under Section 338 of the Code or has taken any action that would result in any Tax liability of Target or any Target Subsidiary as a result of a deemed election within the meaning of
Section 338 of the Code. Except as set forth in Schedule 2.15 attached hereto, neither Target nor any

Target Subsidiary has any waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in Schedule 2.15 attached hereto, there are no outstanding requests by Target or a Target Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Except as set forth on
Schedule 2.15 attached hereto, no taxing authority is conducting or has notified or, to the knowledge of Target, has threatened Target or any Target Subsidiary that it intends to conduct, an audit of any prior Tax period of Target or any of its past or present subsidiaries. Except as disclosed in
Schedule 2.15 attached hereto, neither Target nor any Target Subsidiary has ever been an "S" corporation under the Code.

                  (b) Neither Target nor any Target Subsidiary is a party to any Tax sharing agreements or similar arrangements with respect to or involving Target or a Target Subsidiary.

                  (c) Neither Target nor any Target Subsidiary has made or become obligated to make, or will, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code.

                  (d) Neither Target nor any Target Subsidiary is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (e) Neither Target nor any Target Subsidiary is a person other than a United States person within the meaning of the Code.

                  (f) None of the assets of Target or of any Target Subsidiary is property which Target or any Target Subsidiary is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                  (g) Target and each Target Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax liability within the meaning of Section 6662(d) of the Code.

                  (h) There are no liens for Taxes on the assets of Target or any Target Subsidiary except for statutory liens for current Taxes not yet due and payable.

                  (i) All elections with respect to Taxes affecting Target and the Target Subsidiaries are set forth in Schedule 2.15 attached hereto or, with respect to elections made on or before March 31, 1999, are reflected in the Tax Returns of Target filed and provided to Acquiror prior to the date of this Agreement. Neither Target nor any Target Subsidiary: (i) has made or will make a deemed dividend election under former Treas. Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has consented at any time under Section 341(f)(l) of the Code to have the provisions of
Section 341(f)(2) of the Code apply to any disposition of the assets of Target or any Target Subsidiary; (iii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has made an express election, or is required, to treat any asset of Target or any Target Subsidiary as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, foreign or local income Tax provision.

                  (j) Target and the Target Subsidiaries are not and have never been includible corporations in an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than in the affiliated group of which Target is the common parent corporation.

                  (k) Except as set forth in Schedule 2.15 attached hereto, the consolidated net operating losses, net capital losses, foreign tax credits, investment and other tax credits set forth in the Target Financial Statements are not subject to any limitations under Section 382, Section 383 or the Treasury regulations (whether temporary, proposed or final) under Section 1502 of the Code.

                  (l) Except as set forth in Schedule 2.15 attached hereto, neither Target nor any Target Subsidiary is a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or could be treated as a partnership for federal income tax purposes.

                  (m) Except as set forth in Schedule 2.15 attached hereto, neither Target nor any Target Subsidiary is a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss before the Effective Time, and a corresponding recognition of taxable income or gain after the Effective Time, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain by Target or a Target Subsidiary after the Effective Time without the receipt of or entitlement to a corresponding amount of cash.

         2.16 LIABILITIES. From December 31, 1998, through the date of this Agreement, except as expressly disclosed in the Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement or in
Schedule 2.16 attached hereto, Target and the Target Subsidiaries do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement other than those incurred in the ordinary course of business and in an amount not in excess of $500,000 individually or $2,000,000 in the aggregate. Except as set forth on
Schedule 2.16 attached hereto or reflected in the Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement, as of the date of this Agreement, neither Target nor the Target Subsidiaries have any
(i) obligations in respect of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations which would be required by generally accepted accounting principles to be classified as "capital leases," (iv) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than twelve (12) months from the date of incurrence, and (v) any guaranties of any obligations of any other person.

         2.17 ENVIRONMENTAL MATTERS. As of the date of this Agreement, (i) Target and the Target Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), (ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Target, threatened against Target, a Target Subsidiary or any of their properties pursuant to Environmental Laws, and (iii) except as set forth on Schedule 2.17 attached hereto, there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or will give rise to material liability on the part of Target or a Target Subsidiary under, Environmental Laws. As used herein the term "Environmental Laws" shall mean Laws relating to pollution, chemical usage, waste or emission control, the management, generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection or remediation of the environment, environmental activity, product stewardship or public health and safety.

         2.18      INTELLECTUAL PROPERTY.

         (a) For purposes of this Agreement, "Intellectual Property" shall mean all U.S. and foreign patents, trademarks, service marks, trade names, copyrights, franchises and similar rights of or used by Target or a Target Subsidiary, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from Target or any of the Target Subsidiaries relating to any of the foregoing and any and all goodwill associated therewith. Target or one of the Target Subsidiaries owns, or is licensed to, or otherwise has, the full and exclusive rights to use all right, title and interest in, to and under any and all Intellectual Property identified on Schedule 2.18(a)(1) and any and all goodwill associated therewith. Except as set forth on Schedule 2.18(a)(2), Target or one of the Target Subsidiaries owns, or is licensed to use, or otherwise has, legally enforceable rights to all of the Intellectual Property currently used or proposed to be used in, and necessary for the conduct of the business of Target and the Target Subsidiaries as presently or proposed to be conducted. The rights of Target and the Target Subsidiaries in the Intellectual Property are, subject to the rights of any licensor thereof, free and clear of any liens or other encumbrances and restrictions and Target and the Target Subsidiaries have not received, as of the date of this Agreement, notice of any adversely-held Intellectual Property of any other person, or notice of any charge or claim of any person relating to such Intellectual Property or any process or confidential information of Target or any Target Subsidiary ("Claim Notice") and do not know of any basis for any such charge or claim. Target, the Target Subsidiaries and their respective predecessors, if any, have not conducted business at any time during the period beginning five (5) years prior to the date hereof under any corporate, trade or fictitious names other than their current corporate names. Target shall promptly notify, and shall cause the Target Subsidiaries to promptly notify, Acquiror of any Claim Notice received by Target or a Target Subsidiary after the date of this Agreement. The business of each of Target and the Target Subsidiaries, presently conducted, does not conflict with and, to the knowledge of Target, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The execution and delivery of this Agreement, the Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not result in the loss or impairment of any of the Intellectual Property rights or Target's or any Target Subsidiaries' right to use any of the licensed Intellectual Property rights. To the knowledge of Target, there are no third parties using any of the Intellectual Property rights material to the business of Target or any Target Subsidiaries as presently conducted.

         (b) Without limiting the generality of paragraph (a) above, except as disclosed in Schedule 2.18(b), each of Target and the Target Subsidiaries owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Target and Target Subsidiaries. To Target's knowledge, there are no infringement suits, actions or proceedings pending or threatened against the Target or any Target Subsidiary with respect to any software owned or licensed by the Target or any Target Subsidiary.

         2.19      REAL ESTATE.

                  (a) Neither Target nor any of the Target Subsidiaries owns or has any agreement or other right to acquire any real property as of the date of this Agreement.

                  (b) Schedule 2.19(b) attached hereto sets forth a true, correct and complete schedule as of the date of this Agreement of all material leases, subleases, easements, rights-of-way, licenses or other agreements under which Target or any of the Target Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "Target Real Property Leases"), including, without limitation, all agreements relating to the location of towers and transmitters (the "Tower Site Leases") . Schedule 2.19(b) accurately and completely lists and sets forth a description (including location of premises, term and assignability) of the Tower Site Leases and office and studio space and the same constitute the only Tower Site Leases and other leases necessary in connection with the conduct of business by Target and any of the Target Subsidiaries as currently conducted. Each of Target and the Target Subsidiaries enjoys quiet possession under all leases (including Tower Site Leases) to which it is a party as lessee, and all of such leases are valid, subsisting, and in full force and effect. Except as set forth in Schedule 2.19(b), upon a any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution or delivery of this Agreement and the Target Ancillary Agreements or the consummation of the Merger or the transactions contemplated hereby or thereby, all such Target Real Property Leases shall continue in full force and effect in accordance with their terms, without penalty, acceleration or rights of early termination. Except for the matters listed on said Schedule 2.19(b), Target or a Target Subsidiary, as indicated thereon, holds the leasehold estate under or other interest in each Target Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords or mechanics' liens which have not been executed upon.

                  (c) All of the existing towers owned by Target or any Target Subsidiaries and, to the best of Target's knowledge, all of the other existing towers, used in the operation of the Systems are obstruction-marked and lighted to the extent required by, and in accordance with, the rules and regulations of the Federal Aviation Administration (the "FAA") or the FCC. Appropriate notification to the FAA has been filed for each tower where required by the rules and regulations of the FAA or FCC.

         2.20 CORPORATE RECORDS. The respective corporate record books of or relating to Target and each of the Target Subsidiaries have been made available to Acquiror by Target and contain materially accurate and complete records of (i) all corporate actions of the respective shareholders and directors (and committees thereof) of Target and the Target Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, By-Laws and/or other governing instruments, as amended, of Target and the Target Subsidiaries, and
(iii) the issuance and transfer of stock of Target and the Target Subsidiaries. Except as set forth on Schedule 2.20 attached hereto, neither Target nor any Target Subsidiary has any of its material records or information recorded, stored, maintained or held off the premises of Target and the Target Subsidiaries.

         2.21 TITLE TO AND CONDITION OF PERSONAL PROPERTY. Target and each of the Target Subsidiaries have good and marketable title to, or a valid leasehold interest in, all material items of any personal property reflected in the Target Financial Statements dated December 31, 1998, or currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except for property disposed of in the ordinary course since the date thereof consistent with the provisions of Section 2.9, above, and such exceptions to title and liens, claims, charges, security interests, options, title defects or encumbrances which do not and would not have a Target Material Adverse Effect or interfere with the use and enjoyment of such property and interests. As of the date of this Agreement, all such personal property is in good operating condition and repair (ordinary wear and tear excepted), is suitable for the use to which the same is customarily put by Target or any Target Subsidiary, is, to the knowledge of Target, free from inherent or latent manufacturing defects, and is free from all other material defects and is of a quality and quantity presently usable in the ordinary course of the operation of the business of Target and the Target Subsidiaries.

         2.22 NO ADVERSE ACTIONS. Except as set forth on Schedule 2.22 attached hereto, there is no existing, pending or, to the knowledge of Target, threatened termination, cancellation, limitation, modification or change in the business relationship of Target or any of the Target Subsidiaries, with any supplier, customer or other person except as are immaterial individually and in the aggregate and are in the ordinary course of business. None of Target, any Target Subsidiary or, to the knowledge of Target, any director, officer, agent, employee or other person acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others.

         2.23      LABOR MATTERS. Except as set forth on Schedule 2.13 or
Schedule 2.23 attached hereto, neither Target nor any of the Target Subsidiaries has any obligations, contingent or otherwise, under any employment, severance or consulting agreement, collective bargaining agreement or other contract with a labor union or other labor or employee group. To the knowledge of Target, as of the date of this Agreement, there are no efforts presently being made or threatened by or on behalf of any labor union with respect to the unionizing of employees of Target or any Target Subsidiary. As of the date of this Agreement, there is no unfair labor practice complaint against Target or any Target Subsidiary pending or, to the knowledge of Target, threatened before the National Labor Relations Board or comparable agency; there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Target, threatened against or involving Target or any Target Subsidiary; no representation question exists respecting the employees of Target or any Target Subsidiary; no grievance or internal or informal complaint exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by Target or any Target Subsidiary; and neither Target nor any Target Subsidiary is experiencing any work stoppage, strike, slowdown or other labor difficulty. As of the date of this Agreement, there has not been, and to the knowledge of Target there will not be, any material adverse change in relations with employees or agents of Target or any Target Subsidiary as a result of any announcement or consummation of the transactions contemplated by this Agreement or the Target Ancillary Agreements or any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates. Target shall promptly notify, and shall cause the Target Subsidiaries to promptly notify, Acquiror upon knowledge by Target or a Target Subsidiary of the occurrence after the date hereof of any matter referenced in this Section.

         2.24 CHANGE OF CONTROL AGREEMENTS. Except as set forth in Schedule 2.24, neither the execution and delivery of this Agreement or the Target Ancillary Agreements nor the consummation of the Merger or the other transactions contemplated hereby or thereby, nor any change of control of Target or the Target Subsidiaries, including without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates will (either alone or in conjunction with any other Event) result in, cause the accelerated vesting or delivery of, or increase the amount of value of, any payment or benefit to any director, officer or employee of Target or any Target Subsidiary. Except as set forth in Schedule 2.24, without limiting the generality of the foregoing, (x) no amount paid or payable by Target in connection with the Merger or the other transactions contemplated by this Agreement or the Target Ancillary Agreements, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code and (y) there are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement or the Target Ancillary Agreements or the transactions contemplated hereby or thereby or a transaction involving a change control of the Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates.

         2.25 INSURANCE. Target and each of the Target Subsidiaries has obtained and maintains in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, public liability insurance and insurance against claims for personal injury or death or property damage occurring in connection with the activities of Target or the Target Subsidiaries or any properties owned, occupied or controlled by them, as is customary and prudent. Neither Target nor any of the Target Subsidiaries has received notice of default under, or intended cancellation or nonrenewal of, any policies of insurance. Neither Target nor any Target Subsidiary has been refused any insurance for coverage by an insurance carrier to which it has applied for insurance.

         2.26 INFORMATION SUPPLIED. The Proxy Statement (as hereinafter defined) to be mailed to the holders of Target Common Stock in connection with the Shareholders' Meeting (as hereinafter defined) to be called to consider the Merger at the date such document is first published, sent or delivered to the holders of Target Common Stock or at any time prior to or during the pendency of the Shareholders' Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and any related schedules or other filings made with the SEC, as contemplated hereby, will comply as to form and substance in all material respects with the requirements of the Securities Exchange Act and the applicable rules and regulations of the SEC thereunder and other applicable Laws. Notwithstanding the foregoing, no representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information relating solely to Acquiror or Acquisition Subsidiary supplied by Acquiror or Acquisition Subsidiary in writing expressly for inclusion or incorporation by reference in the foregoing document.

         2.27 TAKEOVER STATUTES. No "business combination," "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Sections 33-840 et seq. of the Connecticut Code (inasmuch as Target has taken all requisite corporate action thereunder), applicable to Target or any of the Target Subsidiaries is applicable to the Merger, this Agreement, the Target Ancillary Agreements or the other transactions contemplated hereby or thereby or any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates.

         2.28 TARGET RIGHTS PLAN. Under the Rights Agreement dated April 16, 1999, between Target and ChaseMellon Shareholder Services LLC, as Rights Agent (the "Rights Plan"), Acquiror will not become an "Acquiring Person", no "Stock Acquisition Date" or "Distribution Date" will occur and the "Rights" will not separate from the Target Common Stock (as such terms are defined in the Rights Plan), and Target's shareholders will not be entitled to receive any benefits under the Rights Plan as a result of the approval, execution or delivery of this Agreement, the Target Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any affiliate or associate. As of the Effective Time, the Rights Plan will terminate and the "Rights" thereunder will be of no further force or effect.

         2.29 YEAR 2000. (a) The Target has initiated a review and assessment of the Year 2000 Problem (as hereinafter defined), has developed a plan for addressing the Year 2000 Problem on a timely basis and is implementing such plan on a timely basis. Except as would not reasonably be expected to have a Target Material Adverse Effect, to the best knowledge of the Target after due inquiry, none of the assets or equipment owned or utilized by Target or any of the Target Subsidiaries will fail to perform because of, or due in any way to, a Year 2000 Problem. To the best knowledge of the Target based on responses to written inquiries made by Target or otherwise based on information brought specifically to the attention of the Target, no vendor, supplier or customer of Target or any of the Target Subsidiaries is reasonably expected to experience Year 2000 Problem that, individually or in the aggregate, could constitute a Target Material Adverse Effect. The term "Year 2000 Problem" means the inability of any hardware, software or process to recognize or correctly calculate dates on and after January 1, 2000, or the failure of computer systems, products or services to perform any of their intended functions in a proper manner in connection with data containing any date on or after January 1, 2000.

         (b) Target has made available to Acquiror Target's plan to address the Year 2000 Problem (the "Year 2000 Plan"). To the Target's knowledge, the Year 2000 Plan will enable the Target and the Target Subsidiaries to be Year 2000 Compliant in a timely manner except as to matters which are not reasonably likely to result in a Target Material Adverse Effect and the aggregate cost for the Target and the Target Subsidiaries to become Year 2000 Compliant is estimated to be $800,000. "Year 2000 Compliant" means that (a) the products, services, or other item(s) at issue accurately process, provide and/or receive date/time data (including calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (b) neither performance nor the functionality nor the supply of the products, services, and other items at issue will be affected by dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other items at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate same century and multicentury formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999 and 2000.

         2.30 TARGET OPTIONS. Upon the consummation of the Merger, each of Target's outstanding Options to acquire shares of Target Common Stock shall, pursuant to their terms as amended as contemplated hereby, if vested as of the Effective Time, become converted into the right to receive an amount in cash equal to the Option Consideration, as contemplated by Section 1.7, or, if unvested, shall become converted into the right to receive an amount in cash equal to the Option Consideration, as contemplated by Section 1.7, and shall become vested following the Effective Time in accordance with their terms.

         2.31      TRANSACTION WITH AFFILIATES. Except as set forth in Schedule
2.31 (other than compensation and benefits received in the ordinary course of business as an employee or director of Target or the Target Subsidiaries), no director, officer or any other affiliate or associate of Target or any of the Target Subsidiaries or any entity in which, to the knowledge of Target, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by such persons), (A) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Target or any of the Target Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Target or any of the Target Subsidiaries, or (ii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Target or any of the Target Subsidiaries or (B) is an obligor under any notes receivable of Target or any of the Target Subsidiaries.

         2.32 NO EXISTING DISCUSSIONS. As of the date hereof, Target is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Takeover Proposal (as hereinafter defined).

         2.33      TELQUEST

         (a) TelQuest Satellite Services LLC ("TelQuest") is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business. TelQuest is in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Target Material Adverse Effect. As of the date hereof, the authorized capitalization of TelQuest is as set forth on Schedule 2.33(a)(1) and each of Target and CS has a 28.34% membership interest, subject to dilution as set forth on Schedule 2.33(a)(2); and all outstanding interests in TelQuest are duly authorized, validly issued and fully paid and non-assessable and issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on Schedule 2.33(a)(2), there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the interests in or any other security of TelQuest, and there is no authorized or outstanding interest or other security of any kind convertible into or exchangeable for any such interest or other security.

         (b) Except as set forth on Schedule 2.33(b), TelQuest has no Subsidiaries, and holds no direct or indirect capital stock or other interest in any other person. The business, affairs, financial condition or results of operations are not, and are not required to be, reported in the Target Financial Statements and are not reflected in the Target Approved Budget or the CS Approved Budget, except to the extent reported on an equity basis.

         (c) The execution and delivery of this Agreement and the Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Target with any of the provisions hereof or thereof, and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not (i) conflict with or result in any breach of any provision of any governing instruments of TelQuest or any of its Subsidiaries ("TelQuest Subsidiaries") , (ii) require any Consent relating directly or indirectly to TelQuest or any of the TelQuest Subsidiaries or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal or other obligation relating directly or indirectly to TelQuest or any of the TelQuest Subsidiaries, or (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of TelQuest or any of the TelQuest Subsidiaries, or (iv) contravene any applicable Law currently in effect to which TelQuest or any of the TelQuest Subsidiaries or any of its assets or properties is subject.

         (d) Except as set forth on Schedule 2.33(d), neither Target nor any Target Subsidiary has any direct or indirect obligation or liability, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, to invest, contribute, loan, borrow, sell, assign, convey or otherwise transfer or dispose of, or to provide, purchase or otherwise acquire, any funds, property or services, or make any payments, to or from TelQuest or any of the TelQuest Subsidiaries or otherwise to directly or indirectly participate in any transaction with or relating to TelQuest or any of the TelQuest Subsidiaries, directly or indirectly. No Event relating to or in connection with TelQuest or any of the TelQuest Subsidiaries, directly or indirectly, does or could give rise to any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility of, against or on the part of Target or any of the Target Subsidiaries, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement.

         2.34 DISCLOSURE. All information and documents provided prior to the date of this Agreement, and all information and documents subsequently provided, to Acquiror or its representatives or lenders by or on behalf of Target in connection with the transactions contemplated by this Agreement are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, reasonably responsive to any specific request made by or on behalf of Acquiror or its representatives or lenders.


                                  ARTICLE III
                        REPRESENTATIONS, WARRANTIES AND
                         CERTAIN COVENANTS OF ACQUIROR

         Acquiror represents, warrants and/or covenants to and with Target as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Acquiror is a corporation duly organized and validly existing under the laws of the State of Georgia. Acquisition Subsidiary is a corporation duly organized and validly existing under the laws of the State of Connecticut. Acquiror and Acquisition Subsidiary have all requisite corporate power and authority to own, lease and operate its properties and to carry on their businesses as now being conducted, except where the failure to have such power and authority would not have an Acquiror Material Adverse Effect (as hereinafter defined). Acquiror and Acquisition Subsidiary are duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have an Acquiror Material Adverse Effect. For purposes of this Agreement, "Acquiror Material Adverse Effect" shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the results of operations of Acquiror and its subsidiaries (including Acquisition Subsidiary) taken as a whole, (ii) the ability of Acquiror to perform its obligations set forth in this Agreement and the Acquiror Ancillary Agreements (as hereinafter defined), or (iii) the ability to timely consummate the transactions contemplated by this Agreement and the Acquiror Ancillary Agreements.

         3.2 AUTHORIZATION; BINDING AGREEMENT. Acquiror and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Acquiror or Acquisition Subsidiary is or will be a party or a signatory (the "Acquiror Ancillary Agreements") and the consummation of the transactions contemplated hereby and thereby including, but not limited to, the Merger have been duly and validly authorized by the respective Boards of Directors of Acquiror and Acquisition Subsidiary, as appropriate, and no other corporate proceedings on the part of Acquiror or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Acquiror Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Acquiror and Acquisition Subsidiary and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the Acquiror Ancillary Agreements will constitute, the legal, valid and binding agreements of Acquiror and Acquisition Subsidiary, enforceable against each of Acquiror and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

         3.3 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Acquiror or Acquisition Subsidiary is required in connection with the execution or delivery by Acquiror and Acquisition Subsidiary of this Agreement and the Acquiror Ancillary Agreements or the consummation by Acquiror and Acquisition Subsidiary of the transactions contemplated hereby or thereby other than (i) filings with the SEC, state securities laws administrators and the NASD and filing and recordation of appropriate merger documents as required by the Connecticut Code, (ii) Consents from or with Governmental Authorities, (iii) filings under the HSR Act, and
(iv) those Consents that, if they were not obtained or made, do not or would not have an Acquiror Material Adverse Effect.

         3.4 NO VIOLATIONS. The execution and delivery of this Agreement and the Acquiror Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Acquiror and Acquisition Subsidiary with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or By-Laws or other governing instruments of Acquiror or Acquisition Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Acquiror Material Contract (as hereinafter defined) or other obligation to which Acquiror or the Acquisition Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Acquiror or the Acquisition Subsidiary, or
(iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3, above, contravene any Law currently in effect to which Acquiror or the Acquisition Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii)


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
and (iv), above, for any deviations from the foregoing which do not or would not have an Acquiror Material Adverse Effect. An "Acquiror Material Contract" is any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any reports, statements or registration statements filed, or required be filed, by Acquiror pursuant to the Securities Act or the Securities Exchange Act.

         3.5 FINDERS AND INVESTMENT BANKERS. Neither Acquiror nor any of its officers or directors has employed any broker or finder other than Donaldson, Lufkin & Jenrette Securities Corporation or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         3.6 INFORMATION SUPPLIED. None of the information relating solely to Acquiror or Acquisition Subsidiary supplied or to be supplied by Acquiror or Acquisition Subsidiary in writing expressly for inclusion or incorporation by reference in the Proxy Statement (as hereinafter defined) will, at the date such document is first published, sent or delivered to holders of Target Common Stock or, at any time during the pendency of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Acquiror or Acquisition Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Target for inclusion or incorporation by reference in the foregoing document.

         3.7 ACQUIROR OWNERSHIP. As of the date of this Agreement, Acquiror is a party to agreements to purchase an aggregate of approximately 10,555,140 shares of Target Common Stock, $35,418,097 face amount of 13% Senior Notes due 2004 of Target and $86,750,000 face amount of 11.375% Senior Discount Notes due 2006 of CS. The agreements provide, among other things, that Acquiror's obligation to purchase such securities is subject to certain conditions, including one or more of the following conditions generally relating to the delivery of the shares, the accuracy of representations and warranties of the sellers, the performance of certain covenants by the sellers, the expiration of any waiting period under the HSR Act, the receipt of the Consent of the FCC, the absence of certain actions or proceedings or orders or decrees, and the failure of the agreement to be terminated. The agreements provide, among other things, that the sellers' obligations to sell such securities are subject to certain conditions, including one or more of the following conditions generally relating to payment, the accuracy of representations and warranties of Acquiror, the performance of certain covenants by Acquiror, the absence of certain actions or proceedings or orders or decrees, and the failure of the agreement to be terminated. As of the date of this Agreement, Acquiror is the beneficial owner (as assignee or otherwise) of approximately (i) $83,994,512 aggregate principal amount of 13% Senior Notes due 2004 issued by Target, and (ii) $30.0 million principal amount of the Senior Secured A Note due October 14, 2000 and $50.0 million principal amount of the Senior Secured B Note due October 14, 2000 (the "Senior Secured Notes"), each issued under the Note Purchase Agreement dated as of October 14, 1998 of Target (the "Senior Secured Credit Facility"), and (iii) $129,000,000 aggregate principal amount of 11.375% Senior Notes due 2006 issued by CS.

                                   ARTICLE IV
                         ADDITIONAL COVENANTS OF TARGET

         Target represents, covenants and agrees as follows:

         4.1 CONDUCT OF BUSINESS OF TARGET AND TARGET SUBSIDIARIES. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Target shall conduct, and it shall cause the Target Subsidiaries to conduct, its or their respective businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and Target shall, and it shall cause the Target Subsidiaries to, use its or their respective reasonable business efforts to preserve intact its or their respective business organizations, to maintain and protect the FCC Licenses and Channel Leases, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with all persons with whom any of them does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, after the date of this Agreement and prior to the Effective Time, neither Target nor any Target Subsidiary will, without the prior written consent of Acquiror:

                  (i) amend or propose to amend its Certificate or Articles of Incorporation or By-Laws (or comparable governing instruments) in any material respect;

                  (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Target or any Target Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Target or any Target Subsidiary, except for the issuance of shares of Target Common Stock pursuant to the exercise of stock options or warrants outstanding on the date of this Agreement or under the Rights Plan in accordance with their present terms;

                  (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to Target or a Target Subsidiary wholly owned by Target, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

                  (iv) (a) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of the amounts set forth in the Target Approved Budget (except as contemplated in the last paragraph of this Section 4.1), with respect to Target and the Target Subsidiaries (other than CS and the CS Subsidiaries), or the CS Approved Budget, with respect to CS and the CS Subsidiaries, create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases;
(b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person, except for obligations permitted by this Agreement of any wholly owned Target Subsidiary in the ordinary course of business consistent with past practice; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than customary advances to employees made in the ordinary course of business consistent with past practice), provided that Target will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of the Target Subsidiaries (other than CS and the CS Subsidiaries) and otherwise operate in accordance with the Target Approved Budget and that CS will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of the CS Subsidiaries and otherwise operate in accordance with the CS Approved Budget; (d) acquire the stock or assets of, or merge or consolidate with, any other person or business; or (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise);

                  (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed;

                  (vi) increase in any manner the compensation of any of its officers, agents or employees other than any increases required pursuant to the Target Material Contracts in accordance with their terms in effect on the date of this Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 8.0% of the current compensation of such individual or $10,000 per annum, or increase in any manner the compensation of any director;

                  (vii) except as required by ERISA and only after reasonable prior consultation with Acquiror, enter into, establish, amend, make non-routine or material interpretations or determinations with respect to, or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant, affiliate or associate;

                  (viii) make any elections with respect to Taxes that are inconsistent with the prior elections reflected in the Target Financial Statements as of and to the period ended December 31, 1998;

                  (ix) compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or Litigation, except routine debts, claims, rights or Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $250,000 individually or $1,000,000 when aggregated with all such payments by Target and the Target Subsidiaries combined;

                  (x) take any action or omit to take any action, which action or omission, if taken prior to, on or after the date hereof, would result in a breach of any of the covenants, representations or warranties of Target set forth in this Agreement or would have a Target Material Adverse Effect;

                  (xi) enter into any lease or other agreement, or amend any lease or other agreement, with respect to real property;

                  (xii) subject to clauses (xiv) and (xv) below, enter into or amend any agreement or transaction (a) pursuant to which the aggregate financial obligation of Target or a Target Subsidiary or the value of the services to be provided could exceed $500,000 individually or $2,000,000 in the aggregate for all such agreements or transactions, and (b) which is not terminable upon no more than 30 days' notice by Target or the Target Subsidiary involved without penalty in excess of $50,000 individually or $250,000 when aggregated with the penalties under all such agreements or transactions;

                  (xiii)  terminate any Channel Lease;

                  (xiv) enter into, amend, modify or waive any rights under any Channel Lease (a) outside the ordinary course of business, provided, however, that Acquiror shall not unreasonably withhold its consent, taking into account the plans and objectives of Acquiror regarding Target and the Target Subsidiaries, or (b) without providing notice to, and reasonable consultation with, Acquiror prior to taking such action;

                  (xv) enter into, amend, modify, terminate or waive any rights under (a) any Target Material Contract, including, without limitation, any Tower Site Lease or System Agreement, other than Channel Leases and FCC Licenses; or (b) any material agreement or other material obligation that restricts, in any material respect, the activities of Target or a Target Subsidiary; or (c) any agreement or obligation that restricts in any material respect any other person;

                  (xvi) enter into any leasing or licensing agreements, take-or-pay arrangements or other affiliations, alignments or agreements with respect to any Channel Leases, provided, that Acquiror shall not unreasonably withhold its consent, taking into account the plans and objectives of Acquiror regarding Target and the Target Subsidiaries, and, provided further, that Target or any of the Target Subsidiaries may, without the prior written consent of Acquiror, renegotiate any Channel Leases in the ordinary course of business and after prior notice to, and reasonable consultation with, Acquiror;

                  (xvii) take any action with respect to the indemnification of any person;

                  (xviii) change any accounting practices or policies or depreciation or amortization rates, except as required by generally accepted accounting principles or Laws or as agreed to or requested by Target's auditors after consultation with Acquiror's auditors;

                  (xix) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization; or

                  (xx) resolve, agree, commit or arrange to do any of the foregoing.

         Furthermore, Target covenants, represents and warrants that from and after the date hereof, unless Acquiror shall otherwise expressly consent in writing, Target shall, and Target shall cause each Target Subsidiary to, use its or their reasonable business efforts to:

                  (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it or them;

                  (ii) pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Acquiror; and

                  (iii) comply in all material respects with all Laws applicable to it or any of them or their respective properties, assets or businesses and maintain in full force and effect all Target Permits necessary for, or otherwise material to, such businesses.

         Notwithstanding the foregoing and subject to certain conditions described in the following sentence, Target may borrow up to $22.0 million from CS on terms that are reasonably acceptable to Acquiror by increasing the maximum principal amount of the Senior Secured B Notes due October 14, 2000 under the Senior Secured Credit Facility, and a non-transferable Senior Secured B Note in such amount will be issued by Target to CS to evidence such borrowing (the "CS Borrowing") , provided CS shall waive its right to participate in the Facility B Fee (as such term is defined in the Senior Secured Credit Facility). The proceeds of the CS Borrowing shall be used for the purpose of funding general working capital purposes pursuant to the Target Approved Budget and expenses incurred in connection with the transactions contemplated hereby prior to the consummation of the Merger. Target's ability to borrow such sum from CS shall be subject to the necessary documentation of the CS Borrowing on terms satisfactory to Acquiror, the compliance with all applicable Laws, the Certificate of Incorporation and the By-Laws of Target and CS, the obtaining of all necessary Consents of Governmental Authorities and third parties and the delivery of appropriate legal opinions, certificates, information and other documentation, each in form and substance to the satisfaction of Acquiror. Target hereby represents and warrants that the CS Borrowing shall not give rise to liability or obligation for any brokerage fees, commissions, finder's fees or other similar fees or expenses. Subject to and upon satisfaction of the foregoing, Acquiror agrees that it will grant its consent to the CS Borrowing as a holder of the Senior Secured Notes, the 13% Senior Notes due 2004 of Target and the 11.375% Senior Notes due 2006 of CS, to the extent permitted thereunder.

         4.2 NOTIFICATION OF CERTAIN MATTERS. Target shall give prompt notice to Acquiror if any of the following occur after the date of this
Agreement: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Target Material Contract; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;
(iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the FCC, the NASD or any other securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which would have a Target Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting Target or any Target Subsidiary or any affiliate, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of Target or any Target Subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of Target, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by Target in or pursuant to this Agreement or the Target Securities Filings; and (vi) the occurrence of any Event that would cause a breach by Target of any provision of this Agreement or a Target Ancillary Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement.

         4.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, Target and the Target Subsidiaries, upon reasonable notice, will give, and shall direct its accountants and legal counsel to give, Acquiror, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times full access to all offices and other facilities, to all personnel and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to Target and the Target Subsidiaries, will permit the foregoing to make such inspections as they may reasonably require and will cause its officers and employees promptly to furnish Acquiror with (a) such financial and operating data and other information with respect to the business, assets, liabilities, obligations and operations of Target and the Target Subsidiaries as Acquiror may from time to time reasonably request including, but not limited to, data and information required for inclusion in any of Acquiror's registration statements and/or other filings with the SEC, and (b) a copy of each material report, schedule and other document filed or received by Target or any Target Subsidiary pursuant to the requirements of applicable securities Laws, the NASD or other securities exchange or the FCC.

         4.4      SHAREHOLDER APPROVAL; PROXY STATEMENT; SHAREHOLDER LISTS.

         (a) As soon as practicable, Target will in accordance with applicable Law, its Certificate of Incorporation and its By-Laws take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders' Meeting") for the purpose of adopting this Agreement and the Merger and the other transactions contemplated hereby and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated in this Agreement, the Board of Directors of Target (i) will take all steps necessary to present and recommend to the shareholders of Target that they adopt this Agreement and approve the transactions contemplated hereby, and
(ii) will use its reasonable best efforts to obtain any necessary adoption and approval by Target's shareholders of this Agreement and the Merger and the other transactions contemplated hereby, including, without limitation, voting the Target Shares held by such Directors for such adoption and approval.

         (b) Acquiror and Target will as promptly as practicable following the execution of this Agreement jointly prepare, and Target shall file, a proxy statement on an appropriate schedule or other form for distribution to holders of Target Shares in advance of the

Shareholders' Meeting and such other schedules and other filings as may be necessary or appropriate (collectively, together with any amendments or supplements thereto, the "Proxy Statement") with the SEC and will use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the holders of Target Shares at the earliest practical time. Target shall furnish all information concerning it and the holders of its capital stock as Acquiror may reasonably request in connection with such actions. Target will notify Acquiror promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply Acquiror with copies of all correspondence between Target or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger or this Agreement, the Target Ancillary Targets or the other transactions contemplated hereby or thereby. If (A) at any time prior to the Shareholders' Meeting, any event should occur relating to Target or any of the Target Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, Target will promptly inform Acquiror and (B) if at any time prior to the Shareholders' Meeting, any event should occur relating to Acquiror or Acquisition Subsidiary or any of their respective associates or affiliates, or relating to the plans of any such persons for Target after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Acquiror will promptly inform Target and in the case of
(A) or (B) Target and Acquiror shall file and, if required, mail such amendment or supplement to holders of Target Shares; provided, prior to such filing or mailing, Target and Acquiror shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon. Target will not distribute or file the Proxy Statement, or any amendment thereof or supplement thereto, to which Acquiror reasonably objects.

         (c) Target hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of Target described in Section 2.4, subject to any modification, amendment or withdrawal thereof permitted hereby, and represents that its financial advisers have, subject to the terms of their engagement letters with Target and the Board of Directors of Target, consented to the inclusion of references to their opinions in the Proxy Statement. Target and its counsel shall permit Acquiror and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement or the other transactions contemplated hereby.

         (d) Target shall promptly upon the request by Acquiror, or shall cause its transfer agent to promptly, furnish Acquiror and Acquisition Subsidiary with mailing labels containing the names and addresses of all record holders of shares of Target Common Stock and with security position listings of shares of Target Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Target Common Stock. Target shall furnish Acquiror and Acquisition Subsidiary with such additional information, including, without limitation, updated listings and computer files of the holders of Target Common Stock, mailing labels and security position listings, and such other assistance as Acquiror or their agents may reasonably request.

         4.5 REASONABLE BUSINESS EFFORTS. Subject to the terms and conditions herein provided, Target agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement and the Target Ancillary Agreements, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, including, but not limited to (i) obtaining the Consent of others to this Agreement, the Target Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, (ii) the defending of any Litigation against Target or any Target Subsidiary challenging this Agreement, the Target Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby or thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, and
(iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Target agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. Target will consult with counsel for Acquiror as to, and will permit such counsel to participate in, at Acquiror's expense, any Litigation referred to in clause (ii) above brought against or involving Target or any Target Subsidiary.

         4.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Target shall not, and shall cause its affiliates not to, without the written consent of Acquiror, make any announcement or other disclosure relating to this Agreement, the terms hereof, the Merger or negotiations with respect thereto, except to their legal, accounting and financial advisers engaged in connection with the Merger, unless otherwise required by Law or pursuant to any applicable listing agreement with, or rules of, the NASD or other securities exchange; provided, that the Target shall give Acquiror notice a reasonable time prior to any such disclosure required by Law or otherwise, as referred to above, and shall cooperate with and consult with Acquiror regarding the contents of any such disclosure.

         4.7 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby and by the Target Ancillary Agreements, Target shall comply in all material respects with the applicable provisions of the Securities Exchange Act and shall comply, and/or cause the Target Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

         4.8 BENEFIT PLANS. Between the date of this Agreement and through the Effective Time, no discretionary award or grant under any Benefit Plan of Target or a Target Subsidiary shall be made without the prior written consent of Acquiror; nor shall Target or a Target Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such Benefit Plan. Neither Target nor any Target Subsidiary shall make any amendment to any Benefit Plan, any awards thereunder or the terms of any security convertible into or exchangeable for capital stock without the prior written consent of Acquiror.

         4.9      NO SOLICITATION OF TAKEOVER PROPOSAL.

         (a) Target shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). Target shall not, nor shall it permit any of the Target Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Target Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the previous two sentences by any director, officer, employee, agent or representative of Target or any of the Target Subsidiaries, including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by Target or any of the Target Subsidiaries, whether or not acting on behalf of Target or any of the Target Subsidiaries, shall be deemed to be a breach of this Section by Target. For all purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer relating to any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 15% or more of the assets of Target or any of the Target Subsidiaries or 5% or more of any class of equity securities of Target or any of the Target Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Target or any Target Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Acquiror of the transactions contemplated by this Agreement.

         (b) The Board of Directors of Target shall promptly recommend to the shareholders of Target that they adopt this Agreement and approve the transactions contemplated hereby. Neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

         (c) In addition to the obligations of Target set forth in paragraphs (a) and (b) of this Section 4.9, Target shall immediately advise Acquiror orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal.

Target will keep Acquiror fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

         (d) Nothing contained in this Section 4.9 shall prohibit Target from taking and disclosing to its shareholders a position consistent with its obligations hereunder contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure consistent with its obligations hereunder to Target's shareholders if, in the good faith judgment of the Board of Directors of Target, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, neither Target nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

         4.10 SECURITIES AND SHAREHOLDER MATERIALS. Target and the Target Subsidiaries shall send to Acquiror a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC, the NASD or any other securities commission, exchange or market.

         4.11 RESIGNATIONS. Target shall cause the officers and/or directors of Target and the Target Subsidiaries as Acquiror may request to voluntarily resign their positions as such prior to and as of the Effective Time. The instruments effecting such resignations are herein referred to as the "Resignations." Target shall cause such directors, prior to their resignation, to appoint new directors nominated by Acquiror to fill such vacancies.

         4.12 NONCOMPETE AND CONFIDENTIALITY AGREEMENTS. Target shall use its reasonable business efforts to obtain, at or prior to the Closing, duly executed noncompete and confidentiality agreements in substantially the form attached hereto as Schedule 4.12(a) (the "Noncompete and Confidentiality Agreements") from the persons designated on Schedule 4.12(b) attached hereto.

         4.13 COMFORT LETTERS. Upon the request of Acquiror, Target shall use reasonable business efforts to provide to Acquiror prior to the Effective Time "comfort letters" from the independent certified public accountants for Target dated as of the date of the Proxy Statement and the Closing Date, addressed to the Board of Directors of each of Target and Acquiror, covering such matters as Acquiror shall reasonably request with respect to facts concerning the financial condition and results of operations of Target and the Target Subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

         4.14 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or this Agreement or the Target Ancillary Agreements or the transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates, Target and the members of its Board of Directors will grant such approvals, and will take such other actions as are necessary so that the Merger, this Agreement, the Target Ancillary Agreements and the other transactions contemplated by hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates may be consummated as promptly as practicable on the terms contemplated hereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, this Agreement, the Target Ancillary Agreements and any of the transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates.

         4.15 YEAR 2000 PLAN. Target shall use all commercially reasonable efforts to ensure that the Year 2000 Plan shall be completed in a timely manner. Target shall (i) allow Acquiror to monitor Target's Year 2000 compliance issues and Year 2000 Plan, (ii) provide prompt notice to Acquiror if Target does not achieve, or reasonably expects it shall not achieve, milestones and objectives identified in the Year 2000 Plan and (iii) cooperate in good faith with Acquiror's efforts to cause Target to be Year 2000 Compliant.

         4.16 PURCHASE OF TARGET COMMON STOCK. Target shall in no way prohibit Acquiror or any of its affiliates or associates from purchasing shares of Target Common Stock or entering into option, lock-up, voting or proxy agreements or any other similar agreements with respect to Target Common Stock (including, but not limited to, amending the Rights Plan to cause such acquisition or agreement to trigger a "Stock Acquisition Date" or "Distribution Date" or cause Acquiror or any of its affiliates or associates to become an "Acquiring Person" (as such terms are defined in the Rights Plan) at any time prior to the consummation of the Merger.

         4.17 CONVERSION OF OPTIONS. Target shall offer to modify, and shall obtain such modification to, each outstanding Option which is exercisable on or prior to the Effective Time, to cause each such Option either to be exercised (if otherwise exercisable) prior to the Effective Time, or to be canceled as of the Effective Time in exchange for the Option Consideration, as contemplated by Section 1.7(b). Target shall offer to modify, and shall obtain such modification to, each outstanding Option which is not exercisable on or prior to the Effective Time to be converted, as of the Effective Time, to the right to receive solely the Option Consideration, with such Option otherwise becoming exercisable following the Effective Time, in accordance with its terms, as contemplated by Section 1.7(b). Target shall effect the foregoing after reasonable consultation with Acquiror pursuant to written agreements in form and substance reasonably satisfactory to Acquiror, including, without limitation, in a form consistent with Section 1.7(b) hereof.


                                   ARTICLE V
                        ADDITIONAL COVENANTS OF ACQUIROR

         Acquiror covenants and agrees as follows:

         5.1 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Acquiror shall not, and shall cause its affiliates not to, without the written consent of Target, make any announcement or other disclosure relating to this Agreement, the terms hereof, the Merger or negotiations with respect thereto, except to their legal, accounting and financial advisers engaged in connection with the Merger, unless otherwise required by Law or pursuant to any applicable listing agreement with, or rules and regulations of, the NASD or other securities exchange; provided, that the Acquiror shall give Target notice a reasonable time prior to any such disclosure required by Law or otherwise, as referred to above, and shall cooperate with and consult with Target regarding the contents of any such disclosure

         5.2 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Acquiror shall comply in all material respects with the applicable provisions of the Securities Exchange Act and shall comply, and/or cause the Acquisition Subsidiary to comply or to be in compliance, in all material respects, with all other applicable Laws applicable thereto.

         5.3 PROXY STATEMENT. Acquiror shall cooperate with Target with respect to the preparation of the Proxy Statement as set forth in Section 4.4. and shall provide Target with such information concerning Acquiror and Acquisition Subsidiary as shall be required to be included therein. Acquiror shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Target Common Stock directly or indirectly beneficially owned by it.

         5.4 TARGET SENIOR SECURED CREDIT FACILITY. Acquiror shall give its consent to the Merger in Acquiror's capacity as the assignee of the holder of the Senior Secured Notes issued by Target under the Senior Secured Credit Facility, at the Closing, subject to satisfaction of the conditions to Acquiror's obligations to effect the Merger.

         5.5 CS BORROWING. Acquiror shall use its reasonable efforts to request consents to the CS Borrowing from the sellers of any notes from which Acquiror has agreements to purchase such notes that are described in Section 3.7, above, to the extent that Acquiror shall not have purchased such notes.

         5.6      INDEMNIFICATION AND INSURANCE.

                  (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation similar to those set forth in the Certificate of Incorporation and By-Laws of Target, which provisions the Acquiror shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify for a period of six (6) years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Target, unless such amendment, repeal or other modification is required by applicable Law.

                  (b) From and after the Effective Time, Acquiror agrees that it will indemnify and hold harmless each present director and officer of Target (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Target would have been permitted under the Connecticut Code and its Certificate of Incorporation or By-Laws in effect on the date of this Agreement to indemnify such person (and Acquiror shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Certificate of Incorporation and the By-Laws of Target, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

                  (c) Any Indemnified Party wishing to claim indemnification under paragraph (b) of this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof in writing, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Acquiror or the Surviving Corporation shall have the right to assume the defense thereof, and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror or the Surviving Corporation elects not to assume such defense, or if there are any issues which raise material conflicts of interest between Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Acquiror, and Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that Acquiror shall be obligated pursuant to this paragraph
(c) to pay for only one firm or counsel for all Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent.

                  (d) For a period of six (6) years after the Effective Time and to the extent available, Acquiror or the Surviving Corporation shall maintain in effect policies of directors' and officers' liability insurance covering those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to them in any material respect than the terms now applicable to them under Target's current insurance policies; provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 175% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                  (e) If Acquiror or the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.6; provided, that the failure to make such provisions shall not affect the validity of any such consolidation, merger or transfer.

                  (f) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and representatives.

                                   ARTICLE VI
                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  6.1.1 SHAREHOLDER APPROVAL. This Agreement and the Merger and the other transactions contemplated hereby shall have been duly adopted at or prior to the Effective Time by the requisite vote of the shareholders of Target in accordance with the Certificate of Incorporation and By-Laws of Target, the Connecticut Code and the Securities Exchange Act.

                  6.1.2 NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which prohibits or prevents the consummation of the Merger or the other transactions contemplated hereby and which has not been vacated, dismissed or withdrawn by the Effective Time. Target and Acquiror shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

                  6.1.3 HSR ACT. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

                  6.1.4 OPINION OF FINANCIAL ADVISOR. The fairness opinion referenced in Section 2.4(c) above shall not have been withdrawn at or prior to the Effective Time.

                  6.1.5 GOVERNMENTAL APPROVALS. All Consents, other than Consents the failure of which to be obtained or made, in the judgment of Acquiror, would not have a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the result of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect"), of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereinafter defined), provided that any Consent relating to any FCC License shall be so obtained or made by Final Order. The term "Final Order" with respect to any Consent of a Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed. The condition contained in this Subsection 6.1.5 may be waived by Acquiror, in its sole judgment.

         6.2 CONDITIONS TO OBLIGATIONS OF TARGET. The obligation of Target to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Target:

                  6.2.1 ACQUIROR REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror contained in this Agreement that are modified by materiality or Acquiror Material Adverse Effect ("Acquiror Modified Representation") shall be true and correct in all respects and those that are not so modified ("Acquiror Nonmodified Representation") shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time. Furthermore, none of the representations or warranties of Acquiror contained in this Agreement, disregarding any qualifications therein or in this Section 6.2.1 regarding materiality or Acquiror Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have an Acquiror Material Adverse Effect.

                  6.2.2 PERFORMANCE BY ACQUIROR. Acquiror shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Acquiror at or prior to the Effective Time.

                  6.2.3 CERTIFICATE. Acquiror shall have delivered to Target a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Subsections 6.2.1 and 6.2.2, above, have been satisfied.

         6.3 CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Acquiror:

                  6.3.1 TARGET REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target contained in this Agreement that are modified by materiality or Target Material Adverse Effect ("Target Modified Representation") shall be true and correct in all respects, and those that are not so modified ("Target Nonmodified Representation") shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time. Furthermore, none of the representations or warranties of Target contained in this Agreement, disregarding any qualifications therein or in this Section 6.3.1 regarding materiality or Target Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Target Material Adverse Effect.

                  6.3.2 PERFORMANCE BY TARGET. Target shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Target at or prior to the Effective Time.

                  6.3.3 NO MATERIAL ADVERSE CHANGE. There shall have not occurred after the date hereof any Event that has or reasonably could be expected to have a Target Material Adverse Effect or a Surviving Corporation Material Adverse Effect (as hereinafter defined) (except for (A) any decrease in monthly average GAAP-based revenues of Target and the Target Subsidiaries (other than CS and the CS Subsidiaries) of no more than 5.5% per month, subject to adjustment by percentage increase or decrease of 0.7% for seasonal trends (e.g., college population subscribers), (B) deviations of cash flow from operations of Target and the Target Subsidiaries (other than CS and the CS Subsidiaries) of 25% or less on a month-to-month basis as compared to cash flow from operations projected in the Target Approved Budget, (C) any decrease in monthly average GAAP-based revenues of CS and the CS Subsidiaries of no more than 5.5% per month, subject to adjustment by percentage increase or decrease of 0.7% for seasonal trends (e.g., college population subscribers), and (D) deviations of cash flow from operations of CS and the CS Subsidiaries of 25% or less on a month-to-month basis as compared to cash flow from operations projected in the CS Approved Budget).

                  6.3.4 NO PENDING ACTION There shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Authority, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Authority, which is reasonably likely to be determined adversely to Acquiror or Acquisition Subsidiary, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Acquiror or Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of Target and the Target Subsidiaries, taken as a whole, or of Acquiror or Acquisition Subsidiary or any of their affiliates, or to compel Acquiror or Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of Target and the Target Subsidiaries, taken as a whole, or of Acquiror or Acquisition Subsidiary or any of their affiliates, (C) seeking to impose or confirm material limitations on the ability of Acquiror or Acquisition Subsidiary or any of their affiliates to exercise full rights of the ownership of the shares of Target Common Stock, including, without limitation, the right to vote the shares of Target Common Stock acquired or owned by Acquiror or Acquisition Subsidiary or any of their affiliates on all matters properly presented to the holders of Target Common Stock, (D) seeking to require divestiture by Acquiror or Acquisition Subsidiary or any of their affiliates of the shares of Target Common Stock, or
         (E) that otherwise would reasonably be expected to have a Target Material Adverse Effect.

                  6.3.5 DISSENTING SHARES. At the Effective Time, Dissenting Shares shall not exceed 10% of the Target Shares.

                  6.3.6 REQUIRED CONSENTS. All required Consents of any person (other than a Governmental Authority) to the Merger or the transactions contemplated hereby shall have been obtained or made on terms and conditions reasonably acceptable to Acquiror and be in full force and effect, except for those the failure of which to obtain or be made, in the judgment of Acquiror, would not have a Surviving Corporation Material Adverse Effect; provided that any Consents relating to any Channel Leases or Tower Site Leases, the failure of which to obtain, in the aggregate, are or would be material to Target and the Target Subsidiaries or are or would be material to the future plans or objectives of Acquiror or the failure of which to obtain would otherwise have a Target Material Adverse Effect shall be so obtained or made.

                  6.3.7 CERTIFICATES AND OTHER DELIVERIES. Target shall have delivered, or caused to be delivered, to Acquiror (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in Subsections 6.1.1, 6.1.4, 6.1.5, 6.3.1, 6.3.2, 6.3.3, 6.3.4, 6.3.5 and 6.3.6,
         above, have been satisfied; (ii) a certificate of good standing or of legal existence, as applicable, from the Secretary of State of each state or comparable authority in other jurisdictions in which Target and the Target Subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing or of legal existence, as applicable; (iii) duly adopted resolutions of the Board of Directors and shareholders of Target approving the execution, delivery and performance of this Agreement, the Target Ancillary Agreements and the instruments contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of Target; (iv) a true and complete copy of the Articles or Certificate of Incorporation or comparable governing instruments, as amended, of Target and each of the Target Subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the By-Laws or comparable governing instruments, as amended, of Target and each of the Target Subsidiaries certified by the Secretary thereof;
         (v) the duly executed Noncompete and Confidentiality Agreements; (vi) the duly executed Resignations on terms and conditions reasonably acceptable to Acquiror; (vii) a list of the shareholders of Target entitled to vote on the adoption of this Agreement and an undertaking from Target's transfer agent to deliver a list of the shareholders of Target as of the Effective Time as soon thereafter as it is available, each such list to be certified by the transfer agent of Target; and
         (viii) such other documents and instruments as Acquiror reasonably may request.

                  6.3.8 OPINION OF TARGET COUNSEL. Acquiror shall have received the opinion of Day, Berry & Howard LLP, counsel to the Target, in form and substance reasonably satisfactory to Acquiror, covering the matters set forth in Schedule 6.3.8 attached hereto.

                  6.3.9 COMFORT LETTERS. Acquiror shall have received "comfort letters" from the independent certified public accountants for Target dated as of the date of the Proxy Statement and the Closing Date, addressed to the Board of Directors of each of Target and Acquiror, covering such matters as Acquiror shall reasonably request with respect to facts concerning the financial condition and results of operations of Target and the Target Subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.


                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of Target described herein, only:

         (a)      by mutual written consent of Acquiror and Target;

         (b)      by either Acquiror or Target if:

                  (i) the Merger shall not have been consummated on or prior to February 1, 2000; provided, however, that if Target or Acquiror determines that additional time is necessary in connection with obtaining a Consent from the FCC or, solely with respect to the HSR Act, any other Governmental Authority or satisfying any related waiting period, such date may be extended by Target or Acquiror from time to time by written notice to the other party to a date no later than May 1, 2000; and provided further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                  (ii) the approval of holders of Target Common Stock required by Section 6.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

                  (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

         (c) by Acquiror, if (i) there are any breaches of any Target Modified Representation or there are any material breaches of any Target Nonmodified Representation, or (ii) Target shall have breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Target promptly after the discovery thereof and Target has failed to cure or otherwise resolve the same to the reasonable satisfaction of Acquiror within twenty (20) days after receipt of such notice;


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
         (d) by Acquiror, if Section 4.9 shall be breached by Target in any material respect, including, without limitation, by failing to promptly notify Acquiror as required thereunder;

         (e) by Target, if (i) there are any breaches of any Acquiror Modified Representation or there are any material breaches of any Acquiror Nonmodified Representation, or (ii) Acquiror shall have breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Acquiror promptly after the discovery thereof and Acquiror has failed to cure or otherwise resolve the same to the reasonable satisfaction of Target within twenty (20) days after receipt of such notice.

                  The party desiring to terminate this Agreement pursuant to the preceding paragraphs (b), (c), (d) or (e), shall give written notice of such termination to the other party in accordance with Section 8.5 below.

         7.2      TERMINATION FEES AND RIGHTS.

         (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.2, Section 7.3, Section 8.1 and Section 8.7) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisers or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for breach of this Agreement.

         (b) In the event that (A) a bona fide Takeover Proposal shall have been made known to Target or any of the Target Subsidiaries and made known to the holders of Target Common Stock generally or has been made directly to holders of Target Common Stock generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Takeover Proposal and such Takeover Proposal or announced intention shall not have been withdrawn and thereafter this Agreement is terminated by either Acquiror or Target pursuant to Section 7.1(b)(i), or (B) this Agreement is terminated by Acquiror pursuant to Section 7.1(d), then Target shall promptly, but in no event later than two days after the date of such termination, pay Acquiror a fee equal to $18 million (the "Termination Fee"), payable by wire transfer of same day funds. Target acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Target fails to promptly pay the amount due pursuant to this Section 7.2(b), and in order to obtain such payment, Acquiror commences a suit which results in a judgment against Target for the Termination Fee set forth in this paragraph (b), Target shall also pay to Acquiror its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of NationsBank, N.A. in effect on the date such payment was required to be made.

         7.3 PROCEDURE UPON TERMINATION. In the event of termination pursuant to this Article VII, this Agreement shall terminate and the Merger shall be abandoned without further action by Target or Acquiror, provided that the agreements contained in Sections 7.2, 7.3, 8.1 and


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

8.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.


                                  ARTICLE VIII
                                 MISCELLANEOUS

         8.1 CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Acquiror and Target, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by Target and the Target Subsidiaries, Acquiror and Acquisition Subsidiary and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. In connection with any filing with the SEC under the Securities Exchange Act, Target or Acquiror, after consultation with the other party, may include any information required to be included therein with respect to the Merger. Acquiror and Target shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, Acquiror and Target shall return to the other all documents furnished by the other and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

         8.2 AMENDMENT AND MODIFICATION. To the extent permitted by applicable Law, this Agreement may be amended, modified or supplemented only by a written agreement among Target, Acquiror and Acquisition Subsidiary, whether before or after approval of the Merger and this Agreement by the holders of Target Common Stock and the holders of the common stock of Acquisition Subsidiary.

         8.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Target on the one hand, or Acquiror on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Acquiror on the one hand, or Target on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

         8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Target and Acquiror contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

         8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (i)  if to Target, to:

                           CAI Wireless Systems, Inc.
                           18 Corporate Woods Blvd., Third Floor
                           Albany, NY  12211
                           Attention:  James P. Ashman, Executive Vice President
                           Telecopy:  518-462-3045

                           with a copy to:

                           Day, Berry & Howard LLP
                           One Canterbury Green
                           Stamford, CT  06901
                           Attention: Sabino Rodriguez III, Esq.
                           Telecopy: 203-977-7301

                                   and

                           Skadden, Arps, Slate, Meagher & Flom
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  J. Gregory Milmoe, Esq.
                           Telecopy: 212-735-2000


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

                                   and

                      (ii) if to Acquiror or Acquisition Subsidiary, to:

                           Robert M. Finch
                           Vice President - Strategic Development
                           MCI WORLDCOM, Inc.
                           3060 Williams Drive, Suite 600
                           Fairfax, VA 22031
                           Telecopy: 703-645-4637

                           with copies to:

                           P. Bruce Borghardt, Esq.
                           General Counsel - Corporate Development
                           MCI WORLDCOM, Inc.
                           10777 Sunset Office Drive, Suite 330
                           St. Louis, MO 63127
                           Telecopy:  314-909-4101

                           and

                           Bryan Cave LLP
                           211 N. Broadway, Suite 3600
                           St. Louis, MO  63102
                           Attention:  R. Randall Wang, Esq.
                           Telecopy:   314-259-2020

         8.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to Acquiror or any other Subsidiary of Acquiror any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement.

         8.7 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under Section 7.2, above.

         8.8 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of New York (without regard for its choice of law rules), except for matters governed by the Connecticut Code, which shall be interpreted, construed and governed by the Connecticut Code.

         8.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.10 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; (ii) the terms "affiliate" and "associate" shall have the same meanings as set forth in Rule 12b-2 under the Securities Exchange Act; and
(iii) the term "shareholder" of any specified person shall mean any holder of capital stock or other equity interest in such person.

         8.11 ENTIRE AGREEMENT. This Agreement and the other agreements, documents or instruments referred to herein or executed in connection herewith including, but not limited to, the Schedules attached hereto, which Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter, including, without limitation, the letter agreement dated April 15, 1999 between Acquiror and Target.

         8.12 SEVERABILITY. In case any provision in this Agreement or in any of the other agreements, documents or instruments referred to herein shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

         8.14 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not


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
a party hereto or thereto, or, a successor or permitted assign of such a party, provided that the Indemnified Parties shall be entitled to the benefits of
Section 5.6 hereof.

         8.15 SCHEDULES. The Schedules in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

         8.16 CONTROL. Neither Acquiror nor Acquisition Subsidiary have exercised, and neither shall exercise, any control over Target, the Target Subsidiaries or the FCC Licenses held by Target or any of the Target Subsidiaries prior to the grant of necessary approvals by the FCC, to the extent such approvals are required by Law prior to the exercise of any such control.

           [The remainder of this page is intentionally left blank.]


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

         IN WITNESS WHEREOF, Acquiror, Acquisition Subsidiary and Target have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                           CAI WIRELESS SYSTEMS, INC.



                           By:  /s/ JARED E. ABBRUZZESE
                                -----------------------------------------
                           Name:  Jared E. Abbruzzese
                                  ---------------------------------------
                           Title: Chairman and Chief Executive Officer
                                  ---------------------------------------


                           MCI WORLDCOM, INC.



                           By:  /s/ JOHN SIDGMORE
                                -----------------------------------------
                           Name:  John Sidgmore
                                  ---------------------------------------
                           Title:
                                  ---------------------------------------


                           CARDINAL ACQUISITION SUBSIDIARY, INC.



                           By:  /s/ JOHN SIDGMORE
                                -----------------------------------------
                           Name:  John Sidgmore
                                  ---------------------------------------
                           Title:
                                  ---------------------------------------


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